                                                                   Exhibit 10.25

                                                                  EXECUTION COPY

================================================================================

                                 $6,500,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                     CHARTER COMMUNICATIONS OPERATING, LLC,
                                  as Borrower,

                               CCO HOLDINGS, LLC,

        J. P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
                              as Co-Lead Arrangers

        J. P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
                              as Joint Bookrunners

                              JPMORGAN CHASE BANK,
                             as Administrative Agent

                              JPMORGAN CHASE BANK,
                             BANK OF AMERICA, N.A.,
                         CITICORP NORTH AMERICA INC. and
      CREDIT SUISSE FIRST BOSTON, acting through its Cayman Island Branch, as Syndication Agents

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                       CREDIT LYONNAIS NEW YORK BRANCH and
                         DEUTSCHE BANK SECURITIES INC.,
                             as Documentation Agents

                           Dated as of March 18, 1999,
                  as Amended and Restated as of April 27, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
SECTION 1.   DEFINITIONS...........................................................................      1
    1.1.        Defined Terms......................................................................      1
    1.2.        Other Definitional Provisions; Pro Forma Calculations..............................     27

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS........................................................    28
    2.1.        Commitments........................................................................     28
    2.2.        Procedure for Borrowing............................................................     29
    2.3.        Repayment of Loans.................................................................     29
    2.4.        Swingline Commitment...............................................................     30
    2.5.        Procedure for Swingline Borrowing; Refunding of Swingline Loans....................     30
    2.6.        Commitment Fees, Etc...............................................................     31
    2.7.        Termination or Reduction of Revolving Commitments..................................     32
    2.8.        Optional Prepayments...............................................................     32
    2.9.        Mandatory Prepayments..............................................................     32
    2.10.       Conversion and Continuation Options................................................     33
    2.11.       Limitations on Eurodollar Tranches.................................................     33
    2.12.       Interest Rates and Payment Dates...................................................     34
    2.13.       Computation of Interest and Fees...................................................     34
    2.14.       Inability to Determine Interest Rate...............................................     34
    2.15.       Pro Rata Treatment and Payments....................................................     35
    2.16.       Requirements of Law................................................................     36
    2.17.       Taxes..............................................................................     37
    2.18.       Indemnity..........................................................................     39
    2.19.       Change of Lending Office...........................................................     39
    2.20.       Replacement of Lenders.............................................................     39

SECTION 3.   LETTERS OF CREDIT.....................................................................     40
    3.1.        L/C Commitment.....................................................................     40
    3.2.        Procedure for Issuance of Letter of Credit.........................................     40
    3.3.        Fees and Other Charges.............................................................     40
    3.4.        L/C Participations.................................................................     41
    3.5.        Reimbursement Obligation of the Borrower...........................................     41
    3.6.        Obligations Absolute...............................................................     42
    3.7.        Letter of Credit Payments..........................................................     42
    3.8.        Applications.......................................................................     42

SECTION 4.   REPRESENTATIONS AND WARRANTIES........................................................     42
    4.1.        Financial Condition................................................................     42
    4.2.        No Change..........................................................................     43
    4.3.        Existence; Compliance with Law.....................................................     43
    4.4.        Power; Authorization; Enforceable Obligations......................................     43
    4.5.        No Legal Bar.......................................................................     43
    4.6.        Litigation.........................................................................     43
    4.7.        No Default.........................................................................     44
    4.8.        Ownership of Property; Liens.......................................................     44
    4.9.        Intellectual Property..............................................................     44
    4.10.       Taxes..............................................................................     44

                                                                                                       Page
                                                                                                       ----
    4.11.       Federal Regulations................................................................     44
    4.12.       Labor Matters......................................................................     44
    4.13.       ERISA..............................................................................     44
    4.14.       Investment Company Act; Other Regulations..........................................     45
    4.15.       Subsidiaries.......................................................................     45
    4.16.       Use of Proceeds....................................................................     45
    4.17.       Environmental Matters..............................................................     45
    4.18.       Certain Cable Television Matters...................................................     46
    4.19.       Accuracy of Information, Etc.......................................................     47
    4.20.       Security Interests.................................................................     47
    4.21.       Solvency...........................................................................     47
    4.22.       Certain Tax Matters................................................................     48
    4.23.       No Burdensome Restrictions.........................................................     48

SECTION 5.   CONDITIONS PRECEDENT..................................................................     48
    5.1.        Conditions to Restatement Effective Date...........................................     48
    5.2.        Conditions to Each Extension of Credit.............................................     49

SECTION 6.   AFFIRMATIVE COVENANTS.................................................................     50
    6.1.        Financial Statements...............................................................     50
    6.2.        Certificates; Other Information....................................................     50
    6.3.        Payment of Obligations.............................................................     52
    6.4.        Maintenance of Existence; Compliance...............................................     52
    6.5.        Maintenance of Property; Insurance.................................................     52
    6.6.        Inspection of Property; Books and Records; Discussions.............................     52
    6.7.        Notices............................................................................     52
    6.8.        Environmental Laws.................................................................     53
    6.9.        Additional Collateral..............................................................     53
    6.10.       Additional Credit Support..........................................................     54
    6.11.       Regulated Subsidiaries.............................................................     55

SECTION 7.   NEGATIVE COVENANTS....................................................................     55
    7.1.        Financial Condition Covenants......................................................     55
    7.2.        Indebtedness.......................................................................     56
    7.3.        Liens..............................................................................     57
    7.4.        Fundamental Changes................................................................     59
    7.5.        Disposition of Property............................................................     60
    7.6.        Restricted Payments................................................................     61
    7.7.        Investments........................................................................     63
    7.8.        Certain Payments and Modifications Relating to Indebtedness and Management Fees....     65
    7.9.        Transactions with Affiliates.......................................................     66
    7.10.       Sales and Leasebacks...............................................................     66
    7.11.       Changes in Fiscal Periods..........................................................     66
    7.12.       Negative Pledge Clauses............................................................     66
    7.13.       Clauses Restricting Subsidiary Distributions.......................................     67
    7.14.       Lines of Business; Holding Company Status..........................................     67
    7.15.       Investments in the Borrower........................................................     68

SECTION 8.   EVENTS OF DEFAULT.....................................................................     68

SECTION 9.   THE AGENTS............................................................................     73

                                                                                                       Page
                                                                                                       ----
    9.1.        Appointment........................................................................     73
    9.2.        Delegation of Duties...............................................................     73
    9.3.        Exculpatory Provisions.............................................................     74
    9.4.        Reliance by Administrative Agent...................................................     74
    9.5.        Notice of Default..................................................................     74
    9.6.        Non-Reliance on Agents and Other Lenders...........................................     74
    9.7.        Indemnification....................................................................     75
    9.8.        Agent in Its Individual Capacity...................................................     75
    9.9.        Successor Administrative Agent.....................................................     75
    9.10.       Documentation Agents and Syndication Agents........................................     76

SECTION 10.   MISCELLANEOUS........................................................................     76
    10.1.       Amendments and Waivers.............................................................     76
    10.2.       Notices............................................................................     77
    10.3.       No Waiver; Cumulative Remedies.....................................................     77
    10.4.       Survival of Representations and Warranties.........................................     77
    10.5.       Payment of Expenses and Taxes......................................................     78
    10.6.       Successors and Assigns; Participations and Assignments.............................     79
    10.7.       Adjustments; Set-off...............................................................     81
    10.8.       Counterparts.......................................................................     82
    10.9.       Severability.......................................................................     82
    10.10.      Integration........................................................................     82
    10.11.      GOVERNING LAW......................................................................     82
    10.12.      Submission to Jurisdiction; Waivers................................................     82
    10.13.      Acknowledgments....................................................................     83
    10.14.      Release of Guarantees and Liens....................................................     83
    10.15.      Confidentiality....................................................................     83
    10.16.      WAIVERS OF JURY TRIAL..............................................................     84
    10.17.      Master Assignment Agreements.......................................................     84
    10.18.      USA Patriot Act....................................................................     84
    10.19.      Waivers and Consents under the Existing Credit Agreement...........................     84

SCHEDULES:

1.1           Revolving Commitments and Term Loans on Restatement Effective Date
3.1           Existing Letters of Credit
4.15          Subsidiaries
4.20(a)       CCO Guarantee and Collateral Agreement UCC Filing Jurisdictions
4.20(b)       Silo Guarantee and Collateral Agreement UCC Filing Jurisdictions
7.5(i)        Permitted Dispositions

EXHIBITS:

A             Form of CCO Guarantee and Collateral Agreement
B             Form of Compliance Certificate
C             Form of Closing Certificate
D             Form of Addendum
E             Form of Assignment and Assumption
F             Form of Reinvestment Notice
G             Form of Exemption Certificate
H             Form of Specified Subordinated Note

I             Form of Notice of Borrowing
J             Form of Release
K             Forms of Master Assignment Agreements

                  AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 18, 1999, as amended and restated as of April 27, 2004, among CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company (the "Borrower"), CCO HOLDINGS, LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, together with any successor, the "Administrative Agent"), JPMORGAN CHASE BANK, BANK OF AMERICA, N.A., CITICORP NORTH AMERICA, INC., and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Island Branch, as syndication agents (in such capacity, the "Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, CREDIT LYONNAIS NEW YORK BRANCH and DEUTSCHE BANK SECURITIES INC., as documentation agents (in such capacity, the "Documentation Agents").

                              W I T N E S S E T H :

                  WHEREAS, the Borrower entered into the Second Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of January 3, 2002, as further amended and restated as of June 19, 2003 (the "Existing Credit Agreement"), among the Borrower, CCH (as defined below), Holdings, the several banks and other financial institutions or entities party thereto and the agents named therein; and

                  WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.1 hereof; and

                  WHEREAS, each Exchanging Tranche B Term Lender (as defined below) has agreed to exchange its "Tranche B Term Loan" (as defined in the Existing Credit Agreement, the Existing CCVI Credit Agreement or Existing CCVIII Credit Agreement (each as defined below)) or "Term Loan B" (as defined in the Existing CCVII Credit Agreement (as defined below)), for Existing Tranche B Term Loans (as defined below) in a like principal amount; and

                  WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;

                  NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                             SECTION 1. DEFINITIONS

                  1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

                  "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus -1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                  "Addendum": an instrument, substantially in the form of Exhibit D, by which a Lender consents to the amendment and restatement of the Existing Credit Agreement pursuant hereto or becomes a party to this Agreement as of the Restatement Effective Date.

                  "Additional Credit Support Compliance Date": the date on which the Borrower and its Subsidiaries shall have complied with all of the provisions of Section 6.10.

                  "Additional Subsidiary Guarantors": each Subsidiary of the Borrower, other than any Initial Subsidiary Guarantor, any Avalon Subsidiary and any Specified Excluded Subsidiary.

                  "Adjustment Date": as defined in the definition of "Applicable Margin".

                  "Administrative Agent": as defined in the preamble hereto.

                  "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agents": the collective reference to the Documentation Agents, the Syndication Agents and the Administrative Agent.

                  "Aggregate Exposure": with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender's Term Loans and (b) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

                  "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

                  "Agreement": this Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

                  "Allocated Proceeds": as defined in Section 2.9(a).

                  "Annualized Asset Cash Flow Amount": with respect to any Disposition of assets, an amount equal to the portion of Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period ending prior to the date of such Disposition which was contributed by such assets multiplied by four.

                  "Annualized Operating Cash Flow": for any fiscal quarter, an amount equal to Consolidated Operating Cash Flow for such period multiplied by four.

                  "Annualized Pro Forma Operating Cash Flow": an amount, determined on any Disposition Date or Exchange Date in connection with any proposed Disposition or Exchange pursuant to Section 7.5(f) or (g), equal to Consolidated Operating Cash Flow for the most recent Asset Disposition

Test Period multiplied by four, calculated in the manner contemplated by Section 1.2(e) but excluding the effect of such Disposition or Exchange.

                  "Applicable Margin": the rate per annum set forth under the relevant column heading below:

                                       ABR Loans             Eurodollar Loans
                                       ---------             ----------------
Revolving Loans                          2.00%                     3.00%
Swingline Loans                          2.00%                      N/A
Tranche A Term Loans                     2.00%                     3.00%
Tranche B Term Loans                     2.25%                     3.25%

; provided, that on and after the first Adjustment Date occurring after the end of the Borrower's 2004 fiscal year, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the pricing grid set forth below (the "Pricing Grid"):

                                                               Applicable Margin for    Applicable Margin for
           Consolidated Leverage Ratio                           Eurodollar Loans             ABR Loans
           ---------------------------                           ----------------             ---------
       Greater than or equal to 3.0 to 1.0                             3.00%                    2.00%

Greater than or equal to 2.50 to 1.0 but less than                     2.75%                    1.75%
                    3.0 to 1.0

              Less than 2.50 to 1.0                                    2.50%                    1.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.

                  "Application": an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

                  "Approved Fund": as defined in Section 10.6.

                  "Asset Disposition Test Period": as of any date of determination, the most recent fiscal quarter as to which financial statements have been delivered pursuant to Section 6.1.

                  "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding (a) Exchanges pursuant to which no cash consideration is received by the Borrower or any of its Subsidiaries and (b) any such Disposition permitted by clause (a), (b), (c), (d) or (h) of Section 7.5) that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

                  "Assignee": as defined in Section 10.6(b)(i).

                  "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit E.

                  "Assumption Agreement": an agreement in substantially the form of the applicable Exhibit to the relevant Guarantee and Collateral Agreement, pursuant to which a Subsidiary of the Borrower becomes a party thereto.

                  "Attributable Debt": in respect of a sale and leaseback transaction entered into by the Borrower or any of its Subsidiaries, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

                  "Authorizations": all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including, without limitation, CATV Franchises, FCC Licenses and Pole Agreements.

                  "Available Liquidity": at any date, the sum of (a) the Available Revolving Commitments and (b) the aggregate amount of cash and Cash Equivalents on hand of the Borrower and its Subsidiaries not subject to any Lien (other than pursuant to the Loan Documents or Liens permitted by Section 7.3(g) or (o)).

                  "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

                  "Avalon Guarantee and Pledge Date": the first date after the Guarantee and Pledge Date on which (i) all principal, premium, if any, interest and other amounts in respect of the Avalon Notes have been paid in full, (ii) all covenants contained in the Avalon Indenture applicable to the Avalon Subsidiaries have ceased to be effective and (iii) (A) the Leverage Condition is satisfied or (B) the Leverage Condition is no longer applicable (whether as a result of payment in full, defeasance or otherwise, but not as a result of an exception not requiring satisfaction of the Leverage Condition) to the ability of each Avalon Subsidiary to take the actions and enter into the transactions contemplated by Section 6.10.

                  "Avalon Indenture": the indenture governing the Avalon Notes.

                  "Avalon Notes": the 11-7/8% Senior Discount Notes due 2008 issued by CC V Holdings, LLC, and CC V Holdings Finance, Inc., and outstanding as of the Restatement Effective Date.

                  "Avalon Subsidiaries": CC V Holdings, LLC and each of its Subsidiaries, other than any Specified Excluded Subsidiary.

                  "Benefitted Lender": as defined in Section 10.7(a).

                  "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Borrower": as defined in the preamble hereto.

                  "Borrowing Date": any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                  "Budget": as defined in Section 6.2(c).

                  "Business": as defined in Section 4.17(b).

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                  "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                  "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                  "CATV Franchise": collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a

CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition.

                  "CATV System": any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries.

                  "CCH": Charter Communications Holdings, LLC, a Delaware limited liability company, together with its successors.

                  "CCHC": Charter Communications Holding Company, LLC, a Delaware limited liability company, together with its successors.

                  "CCH Senior Note Indenture": the collective reference to the Indentures entered into by CCH and Charter Communications Holdings Capital Corporation in connection with the issuance of CCH's senior notes or senior discount notes, together with all instruments and other agreements entered into by CCH or Charter Communications Holdings Capital Corporation in connection therewith.

                  "CCH Senior Notes": the senior notes and senior discount notes of CCH and Charter Communications Holdings Capital Corporation issued pursuant to the CCH Senior Note Indenture.

                  "CCI": Charter Communications, Inc., a Delaware corporation, together with its successors.

                  "CCI Group": the collective reference to CCI, CCHC, CCH and each of their respective Subsidiaries (including the Borrower and its Subsidiaries) and any Non-Recourse Subsidiaries.

                  "CCO Guarantee and Collateral Agreement": the Amended and Restated Guarantee and Collateral Agreement, substantially in the form of Exhibit A, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, and to which (i) each Additional Subsidiary Guarantor will become a party upon the occurrence of the Guarantee and Pledge Date and (ii) each Avalon Subsidiary will become a party upon the occurrence of the Avalon Guarantee and Pledge Date.

                  "CCO Senior Note Indenture": the Indenture entered into by the Borrower in connection with the issuance of the CCO Senior Notes, together with all instruments and other agreements entered into by the Borrower or any of its Affiliates in connection therewith.

                  "CCO Senior Notes": the $1,500,000,000 aggregate principal amount at maturity senior second lien notes of the Borrower issued on the Restatement Effective Date.

                  "CCVI Credit Agreement": the Credit Agreement, dated as of November 12, 1999, as amended and restated as of the date hereof, among CC VI Holdings, LLC, CC VI Operating Company, LLC, as borrower, and the Borrower, as administrative agent and sole lender.

                  "CCVI Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement, dated as November 12, 1999, as reaffirmed as of the date hereof, made by CC VI Holdings, LLC, CC VI Operating Company, LLC and certain of its Subsidiaries in favor of the Borrower, as administrative agent.

                  "CCVII Credit Agreement": the Credit Agreement, dated as of June 30, 1998, as amended and restated as of the date hereof, among Falcon Cable Communications, LLC, as borrower, certain of its affiliates, as guarantors, and the Borrower, as administrative agent and sole lender.

                  "CCVII Guarantee and Collateral Agreement": the Pledge and Subordination Agreement, dated as of June 30, 1998, as reaffirmed as of the date hereof, among Falcon Cable Communications, LLC, certain of its Subsidiaries and Affiliates and the Borrower, as administrative agent.

                  "CCVIII Credit Agreement": the Credit Agreement, dated as of February 2, 1999, as amended and restated as of the date hereof, among CC VIII Holdings, LLC, CC VIII Operating, LLC, as borrower, and the Borrower, as administrative agent and sole lender.

                  "CCVIII Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement, dated as of February 2, 1999, as reaffirmed as of the date hereof, made by CC VIII Holdings, LLC, CC VIII Operating Company, LLC, and certain of its Subsidiaries in favor of the Borrower, as administrative agent.

                  "CCVIII Interest": 100% of the Class A Members' Membership Interests in CC VIII, LLC, a Delaware limited liability company, under the Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, made and entered into effective as of March 31, 2003, as amended and/or restated from time to time, including any modification in the class, number of units, or other attributes associated with such Membership Interests; provided, that the CCVIII Interest shall not include such Membership Interests to the extent that either the "Adjusted Priority Capital" or the "Priority Rate" (as each such term is defined under such agreement) exceeds the Adjusted Priority Capital or the Priority Rate, respectively, as of the Restatement Effective Date.

                  "Charter Group": the collective reference to CCI, CCHC, the Designated Holding Companies, the Borrower and its Subsidiaries, together with any member of the Paul Allen Group or any Affiliate of any such member that, in each case, directly or indirectly owns more than 50% of the Equity Interests (determined on the basis of economic interests) in the Borrower or any of its Subsidiaries. Notwithstanding the foregoing, no individual and no entity organized for estate planning purposes shall be deemed to be a member of the Charter Group.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any of the Guarantee and Collateral Agreements.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code.

                  "Compliance Certificate": a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

                  "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the

Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or
10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

                  "Confidential Information Memorandum": the final Confidential Information Memorandum dated March 2004 and furnished to certain of the Lenders in connection with the Facilities.

                  "Consideration": with respect to any Investment or Disposition, (a) any cash or other property (valued at fair market value in the case of such other property) paid or transferred in connection therewith, (b) the principal amount of any Indebtedness assumed in connection therewith and (c) any letters of credit, surety arrangements or security deposits posted in connection therewith.

                  "Consolidated Debt Service Coverage Ratio": as of the last day of any period, the ratio of (a) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day to (b) the sum of (i) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day and (ii) scheduled principal payments on Indebtedness of the Borrower or any of its Subsidiaries for the period of four consecutive fiscal quarters commencing immediately after such day (or, in the case of any Revolving Facility, the excess, if any, of the relevant Total Revolving Extensions of Credit outstanding on such day over the amount of the relevant Total Revolving Commitments scheduled to be in effect at the end of such period of four consecutive fiscal quarters); provided, that the final scheduled installment of principal of the Tranche B Term Facility and any principal payment due under the Revolving Facility on the Revolving Termination Date shall be excluded from the calculation of amounts under this clause (ii).

                  "Consolidated First Lien Leverage Ratio": as of the last day of any period, the ratio of (a) the aggregate amount of Term Loans and Revolving Extensions of Credit outstanding on such day to (b) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day.

                  "Consolidated Interest Coverage Ratio": as of the last day of any period, the ratio of (a) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day; provided, that, for the purposes of this definition only, notwithstanding anything to the contrary herein, (i) Consolidated Operating Cash Flow for the period ending on June 30, 2004 shall be deemed to equal Consolidated Operating Cash Flow for the period of two consecutive fiscal quarters ending on such date multiplied by 2 and (ii) Consolidated Operating Cash Flow for the period ending on September 30, 2004 shall be deemed to equal Consolidated Operating Cash Flow for the period of three consecutive fiscal quarters ending on such date multiplied by 4/3.

                  "Consolidated Interest Expense": for any period, the sum of
(a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) and (b) all Restricted Payments made by the Borrower during such period in order to enable any of its Affiliates to pay cash interest expense in respect of Indebtedness of such Affiliate; provided, that, for the purposes of this definition only, notwithstanding anything to the contrary herein, (i) Consolidated Interest Expense for the period ending on June 30, 2004 shall be deemed to equal Consolidated Interest Expense for the period of two consecutive fiscal quarters ending on such date multiplied by 2 and (ii) Consolidated Interest Expense for the period of four fiscal quarters ending on September 30, 2004 shall be deemed to equal Consolidated Interest Expense for the period of three consecutive fiscal quarters ending on such date multiplied by 4/3 (it being understood that semiannual interest payments shall not be so multiplied to the extent that two such payments in respect of the same outstanding Indebtedness are made during such period).

                  "Consolidated Leverage Ratio": as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day.

                  "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, GAAP to the contrary notwithstanding, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (including any Excluded Acquired Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) whether or not distributed, the income of any Non-Recourse Subsidiary.

                  "Consolidated Operating Cash Flow": for any period with respect to the Borrower and its Subsidiaries, Consolidated Net Income for such period plus, without duplication and to the extent deducted in computing Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) management fees expensed during such period, (v) any extraordinary or non-recurring expenses or losses, (vi) any expenses or losses consisting of restructuring charges, litigation settlements and judgments and related costs,
(vii) losses on Dispositions of assets outside of the ordinary course of business and (viii) other non-cash items reducing such Consolidated Net Income and minus, without duplication and to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) any extraordinary or non-recurring income or gains, (ii) gains on Dispositions of assets outside of the ordinary course of business and (iii) other non-cash items increasing such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness (other than, in the case of contingent obligations of the type described in clause (f) of the definition of "Indebtedness", any such obligations not constituting L/C Obligations) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

                  "Contractual Obligation": as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Debt Repayment": as defined in Section 7.6(c).

                  "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Designated Holding Companies": the collective reference to
(i) CCH, (ii) each direct and indirect Subsidiary, whether now existing or hereafter created or acquired, of CCH of which Holdings is a direct or indirect Subsidiary and (iii) Holdings.

                  "DHC Debt": the collective reference to all Indebtedness of the Designated Holding Companies.

                  "DHC Default": with respect to any one or more issues of DHC Debt aggregating more than $200,000,000, any default (other than a default based on the failure of the relevant issuer to provide a certificate, report or other information, until notice of such default is given to such issuer by the required holders or trustee as specified in the indenture or agreement governing such DHC Debt) or event of default.

                  "Disposition": with respect to any property, any sale, lease (other than leases in the ordinary course of business, including leases of excess office space and fiber leases), sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property. The terms "Dispose" and "Disposed of" shall have correlative meanings.

                  "Disposition Date": as defined in Section 7.5(f).

                  "Documentation Agents": as defined in the preamble hereto.

                  "Dollars" and "$": dollars in lawful currency of the United States.

                  "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

                  "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                  "Equity Interests": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership and any and all other equivalent ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

                  "Eurocurrency Reserve Requirements": for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                  "Eurodollar Loans": Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    -----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                  "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Exchange": any exchange of operating assets for other operating assets in a Permitted Line of Business and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including exchanges involving the transfer or acquisition (or both transfer and acquisition) of Equity Interests of a Person so long as 100% of the Equity Interests of such Person are transferred or acquired, as the case may be. It is understood that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute "Exchanges" for the purposes of this Agreement.

                  "Exchange Date": the date of consummation of any Exchange; provided that, with respect to a series of related Dispositions required pursuant to a plan of Exchange contained in a single agreement, the Exchange Date shall be the date of the first such Disposition.

                  "Exchange Excess Amount": as defined in Section 7.5(g).

                  "Exchanging Tranche B Term Lender": each Tranche B Term Lender designated on Schedule 1.1 as an "Exchanging Tranche B Term Lender" and exchanging its "Tranche B Term Loan" under and as defined in the Existing Credit Agreement, the Existing CCVI Credit Agreement or the Existing CCVIII Credit Agreement or its "Term Loan B" under the Existing CCVII Credit Agreement for Existing Tranche B Term Loans hereunder.

                  "Excluded Acquired Subsidiary": any Subsidiary described in paragraph (g) or (h) of Section 7.2 to the extent that the documentation governing the Indebtedness referred to in said paragraph prohibits (including by reason of its inability to satisfy a leverage ratio or other financial covenant condition under such Indebtedness) such Subsidiary from becoming a Subsidiary Guarantor, but only so long as such Indebtedness remains outstanding.

                  "Existing CCVI Credit Agreement": the Credit Agreement, dated as of November 12, 1999, among CC VI Holdings, LLC, CC VI Operating Company, LLC, the lenders party thereto, the syndication agents and documentation agents named therein, as borrower, and Toronto Dominion (Texas), Inc., as administrative agent.

                  "Existing CCVII Credit Agreement": the Credit Agreement, dated as of June 30, 1998, as amended and restated as of November 12, 1999, as further amended and restated as of September 26, 2001, among Falcon Cable Communications, LLC, as borrower, certain of its affiliates as guarantors, the lenders party thereto, the syndication agent and documentation agents named therein, and Toronto Dominion (Texas), Inc., as administrative agent.

                  "Existing CVIII Credit Agreement": the Third Amended and Restated Credit Agreement, dated as of February 2, 1999, as amended and restated as of January 3, 2002, among CC VIII Holdings, LLC, CC VIII Operating, LLC, as borrower, the lenders party thereto, the syndication agent and documentation agents named therein, and Toronto Dominion (Texas), Inc., as administrative agent.

                  "Existing Credit Agreement": as defined in the recitals hereto.

                  "Existing Tranche A Term Lender": each Lender that holds an Existing Tranche A Term Loan.

                  "Existing Tranche A Term Loan": as defined in Section 2.1(a).

                  "Existing Tranche B Term Lender": each Lender that holds an Existing Tranche B Term Loan.

                  "Existing Tranche B Term Loan": as defined in Section 2.1(a).

                  "Facility": each of (a) the Tranche A Term Loans (the "Tranche A Term Facility"), (b) the Tranche B Term Loans (the "Tranche B Term Facility") and (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

                  "FCC": the Federal Communications Commission and any successor thereto.

                  "FCC License": any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

                  "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                  "Flow-Through Entity": any Person that is not treated as a separate tax paying entity for United States federal income tax purposes.

                  "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                  "Funding Office": the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

                  "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on December 31, 2003 as applied in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1 prior to April 1, 2004. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in (a) accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, (b) the Borrower's manner of accounting as directed or otherwise required or requested by the SEC (including such SEC changes affecting a Qualified Parent Company and applicable to the Borrower), and (c) the Borrower's manner of accounting addressed in a preferability letter from the Borrower's independent auditors to the Borrower (or a Qualified Parent Company and applicable to the Borrower) in order for such auditor to deliver an opinion on the Borrower's financial statements required to be delivered pursuant to Section 6.1 without qualification.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                  "Guarantee and Collateral Agreements": the collective reference to the CCO Guarantee and Collateral Agreement and the Silo Guarantee and Collateral Agreements.

                  "Guarantee and Pledge Date": the first date on which (a) a responsible officer of CCH certifies in the certificate required to be delivered in Section 6.2(e) that, after giving pro forma effect to each Additional Subsidiary Guarantor becoming a Guarantor, CCH would have been able to satisfy the Leverage Condition, or (b) the Leverage Condition is no longer applicable (whether as a result of payment in full, defeasance or otherwise, but not as a result of an exception not requiring satisfaction of the Leverage Condition) to the ability of each Additional Subsidiary Guarantor to take the actions and enter into the transactions contemplated by Section 6.10.

                  "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term "Guarantee Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                  "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

                  "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

                  "Helicon": Charter Helicon, LLC, a Delaware limited liability company.

                  "Helicon Preferred Stock": 100% of the Class A Preferred Membership Interest in Helicon, with a dividend rate of 10% per annum and an aggregate redemption value of $25,000,000, having the terms and conditions in effect on the Restatement Effective Date.

                  "Holdings": as defined in the preamble hereto, together with any successor thereto.

                  "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person (excluding, however, the CCVIII Interest and the Helicon Preferred Stock), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,
(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8(e) and (f) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. It is understood that "Indebtedness" shall not include obligations under the promissory notes dated November 10, 2003 issued to Holdings by Charter Communications VII, LLC and CCO NR Holdings, LLC in the respective principal amounts of $294,000,000 and $67,000,000 so long as (i) the terms of such notes are not modified from those in effect on the Restatement Effective Date, (ii) no principal, interest or other amount is paid in respect of such notes during the term of this Agreement (unless such payment in concurrently contributed to the Borrower as common equity) and (iii) such notes are converted into common equity within 5 Business Days after the Guarantee and Pledge Date.

                  "Initial Subsidiary Guarantor": each Subsidiary of the Borrower other than any Silo Entity and any Specified Excluded Subsidiary.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Intercompany Note": as defined in the relevant Guarantee and Collateral Agreement.

                  "Intercompany Obligations": as defined in the relevant Guarantee and Collateral Agreement.

                  "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

                  "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender under the relevant Facility, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender under the relevant Facility, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Tranche A Term Loans or the Tranche B Term Loans, as the case may be;

                  (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                  "Investments": as defined in Section 7.7.

                  "Issuing Lender": each of JPMorgan Chase Bank, Bank of America, N.A., The Toronto-Dominion Bank (in its capacity as issuer of any Letter of Credit listed on Schedule 3.1), and any other Revolving Lender that has agreed in its sole discretion to act as an "Issuing Lender" hereunder and that has been approved in writing by the Administrative Agent as an "Issuing Lender" hereunder, in each case in its capacity as issuer of any Letter of Credit.

                  "KPMG": KPMG, LLP.

                  "LaGrange Documents": collectively, the LaGrange Indenture, the LaGrange Sale-Leaseback Agreement, the LaGrange Management Agreement, the LaGrange Subordination Agreement and the LaGrange Formation Documents and the other organizational documents of the LaGrange Subsidiaries, in each case as in effect on the Restatement Effective Date or as amended from time to time thereafter in a manner that does not materially and adversely affect the interests of the Lenders and does not result in materially more onerous terms and conditions with respect to the Borrower and its Subsidiaries.

                  "LaGrange Formation Documents": the Articles of Organization of Charter LaGrange, L.L.C., dated July 30, 1998 (as corrected by Certificate of Correction on July 10, 2003), Operating Agreement of Charter-LaGrange, L.L.C., dated July 30, 1998, as amended by the First Amendment to Operating Agreement dated June 19, 2003, the Amended and Restated Articles of Incorporation of CF Finance LaGrange, Inc., dated August 8, 1998 (as corrected by Certificated of Correction filed on July 10, 2003), and Bylaws of CF Finance LaGrange, Inc., dated August 4, 1998.

                  "LaGrange Indenture": the Trust Indenture and Security Agreement, dated as of July 1, 1998, between the LaGrange Development Authority and Reliance Trust Company, as trustee.

                  "LaGrange Management Agreement": the Management Agreement, dated as of August 4, 1998, between Charter Communications, LLC (formerly known as Charter Communications, L.P.) and Charter-LaGrange, L.L.C.

                  "LaGrange Sale-Leaseback Agreement": the Lease Agreement, dated as of July 1, 1998, between the LaGrange Development Authority and Charter LaGrange, L.L.C.

                  "LaGrange Subordination Agreement": the Management Fee Subordination Agreement, dated as of July 1, 1998, among Charter Communications, LLC (formerly known as Charter Communications, L.P.), Charter-LaGrange, L.L.C. and the LaGrange Development Authority.

                  "LaGrange Subsidiaries": collectively, CF Finance LaGrange, Inc., a Georgia corporation, and Charter LaGrange, L.L.C., a Georgia limited liability company, and their respective Subsidiaries.

                  "L/C Commitment": $350,000,000.

                  "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

                  "L/C Obligations": at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

                  "L/C Participants": with respect to any Letter of Credit, the collective reference to all Revolving Lenders other than the Issuing Lender that issued such Letter of Credit.

                  "Lenders": as defined in the preamble hereto.

                  "Letters of Credit": as defined in Section 3.1(a).

                  "Leverage Condition": the condition in the CCH Senior Note Indenture that permits Holdings and its Restricted Subsidiaries (as defined in the CCH Senior Note Indenture) to take any action, consummate any transaction, or suffer any condition to exist if, after giving effect to such action, transaction or condition, CCH would be permitted to incur at least $1.00 of additional Indebtedness (as defined in the CCH Senior Note Indenture) pursuant to the Leverage Ratio (as defined in the CCH Senior Note Indenture) test as set forth in the first paragraph of Section 4.10 of the CCH Senior Note Indenture. All references in this definition to the CCH Senior Note Indenture are to such Indenture as in effect on the Restatement Effective Date.

                  "License": as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                  "Loan": any loan made or held by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement, the Guarantee and Collateral Agreements (including any reaffirmation agreements in connection therewith), the Silo Credit Agreements, the Notes and any other agreements, documents or instruments to which any Loan Party is party and which is designated as a Loan Document.

                  "Loan Parties": Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document (including the Silo Credit Entities).

                  "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of any Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the relevant Total Revolving Commitments).

                  "Management Fee Agreement": the Second Amended and Restated Management Agreement dated as of June 19, 2003 between the Borrower and CCI.

                  "Master Assignment Agreement": each Master Assignment Agreement to be entered into on the Restatement Effective Date by the Borrower, the Funding Agent or Administrative Agent referred to therein and certain other parties (and to which each relevant Lender becomes a party as provided in Section 10.17), substantially in the form of Exhibit K.

                  "Material Adverse Effect": a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys' fees, accountants' fees, investment banking fees and consultants' fees (in each case, including costs and disbursements), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to any Guarantee and Collateral Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                  "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

                  "Non-Excluded Taxes": as defined in Section 2.17(a).

                  "Non-Recourse Subsidiary": (a) any Subsidiary of the Borrower designated as a Non-Recourse Subsidiary on Schedule 4.15, (b) any Subsidiary of the Borrower created or acquired subsequent to the Restatement Effective Date that is designated as a Non-Recourse Subsidiary by the Borrower or any of its Subsidiaries substantially concurrently with such creation or acquisition, (c) any Shell Subsidiary of the Borrower that, at any point following the Restatement Effective Date, no longer qualifies as a Shell Subsidiary that is designated as a Non-Recourse Subsidiary by the Borrower or any of its Subsidiaries substantially concurrently with such failure to qualify as a Shell Subsidiary and (d) any Subsidiary of any such designated Subsidiary, provided, that (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guarantee Obligation or otherwise) against the Borrower or any of its other Subsidiaries (other than another Non-Recourse Subsidiary) in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of any such Subsidiary (other than in respect of a non-recourse pledge of Equity Interests in such Subsidiary); (ii) neither the Borrower nor any of its Subsidiaries (other than another Non-Recourse Subsidiary) shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary), shall permit solely as a result of such Indebtedness being in default or accelerated (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its other Subsidiaries (other than another Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower (other than another Non-Recourse Subsidiary); (v) no Investments may be made in any such Subsidiary by the Borrower or any of its Subsidiaries (other than by another Non-Recourse Subsidiary) except to the extent permitted under Section 7.7(g), (h) or (l); (vi) the Borrower shall not directly own any Equity Interests in such Subsidiary; (vii) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (viii) such Subsidiary is not a Loan Party; and (ix) such Subsidiary was not acquired pursuant to Section 7.7(f). It is understood that Non-Recourse Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

                  "Non-U.S. Lender": as defined in Section 2.17(d).

                  "Notes": the collective reference to any promissory note evidencing Loans.

                  "Notice of Borrowing": an irrevocable notice of borrowing, substantially in the form of Exhibit I, to be delivered in connection with each extension of credit hereunder.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "Participant": as defined in Section 10.6(c)(i).

                  "Paul Allen Group": the collective reference to (a) Paul G. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Paul G. Allen or such other Persons referred to in clause (b) above or a combination thereof.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                  "Permitted Line of Business": as defined in Section 7.14(a).

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which a Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

                  "Pole Agreement": any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

                  "Pricing Grid": as defined in the definition of "Applicable Margin".

                  "Prime Rate": the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

                  "Properties": as defined in Section 4.17(a).

                  "Qualified Credit Support Limitations": limitations on the ability of a Subsidiary to become a Guarantor or grant Liens on its assets no less favorable to the Lenders than those in effect pursuant to the CCH Senior
Note Indenture as in effect on the Restatement Effective Date.

                  "Qualified Indebtedness": (a) with respect to a Qualified Parent Company, any Indebtedness (i) which is issued in a Rule 144A or other private placement or registered public offering (including in a Section 3(a)(9) exchange or any other exchange transaction), (ii) which is not held by any member of the CCI Group and (iii) to the extent that the Net Cash Proceeds thereof, if any, are or were used by such Qualified Parent Company to make Investments in one or more of its Subsidiaries engaged substantially in businesses of the type described in Section 7.14(a) and/or to refinance other Qualified Indebtedness or Indebtedness of the Borrower (including by tender or exchange), and (b) with respect to an Affiliate of the Borrower, any Indebtedness as to which 100% of the Net Cash Proceeds thereof, if any, are or were contributed to the Borrower.

                  "Qualified LaGrange Entity": any LaGrange Subsidiary that both
(a) is a party to or otherwise bound by, or formed as a condition to, the LaGrange Documents and (b) has assets (either directly or through any Subsidiary or other Equity Interests) as reflected on its balance sheet with an aggregate value of no more than $25,000,000.

                  "Qualified Parent Company": CCI or any of its direct or indirect Subsidiaries, in each case provided that the Borrower shall be a direct or indirect Subsidiary of such Person.

                  "Recovery Event": any settlement of or payment, or series of related settlements or payments, in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

                  "Refunded Swingline Loans": as defined in Section 2.5(b).

                  "Register": as defined in Section 10.6(b)(iv).

                  "Regulated Subsidiary": any Subsidiary that is prohibited, in connection with telephony licenses issued to it, from becoming a Loan Party by reason of the requirement of consent from any Governmental Authority, but only for so long as such consent has not been obtained; provided, that, until such Subsidiary becomes a Loan Party and all of the Capital Stock of such Subsidiary owned by any Loan Party is pledged as Collateral, (a) such Subsidiary owns no assets other than (i) governmental licenses to operate a telephony business and leases of infrastructure necessary to operate such licenses and (ii) other assets (held either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $250,000 and (b) the Borrower shall not directly own any Equity Interests in such Subsidiary.

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reimbursement Obligation": the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

                  "Reinvestment Deadline": as defined in the definition of "Reinvestment Notice".

                  "Reinvestment Deferred Amount": as of any date of determination, with respect to any Reinvestment Event, the aggregate amount of Allocated Proceeds received by the Borrower or any of its Subsidiaries in connection with such Reinvestment Event, that are not applied to prepay the Term Loans pursuant to Section 2.9(a) as a result of the delivery of a Reinvestment Notice as such amount may be reduced from time to time by application of such Allocated Proceeds to acquire assets useful in the Borrower's business.

                  "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                  "Reinvestment Notice": a written notice, in substantially the form attached as Exhibit F hereto, stating that (a) no Event of Default has occurred and is continuing, (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Allocated Proceeds of such Asset Sale or Recovery Event to acquire assets useful in its business, on or prior to the earlier of (i) the date that is eighteen months from the date of receipt of such Allocated Proceeds and (ii) the Business Day immediately preceding the date on which such proceeds would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Affiliates (other than Indebtedness under this Agreement) if not applied as described above (such earlier date, the "Reinvestment Deadline"), and (c) such use will not require purchases, repurchases, redemptions or prepayments (or offers to make purchases, repurchases, redemptions or prepayments) of any other Indebtedness of the Borrower or any of its Affiliates.

                  "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto then outstanding on the Reinvestment Prepayment Date.

                  "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earliest of (a) the relevant Reinvestment Deadline (as defined in the definition of "Reinvestment Notice"), (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount, and (c) the date on which an Event of Default under Section 8(a) or 8(g) occurs.

                  "Release": an authorization of release of specified Collateral, substantially in the form of Exhibit J.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

                  "Required Lenders": at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

                  "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, any of the chief financial officer or any other financial officer of the Borrower.

                  "Restatement Effective Date": the date on which the conditions precedent set forth in Section 5.1 hereof shall have been satisfied.

                  "Restatement Tranche A Term Lender": each Lender that makes a Restatement Tranche A Term Loan.

                  "Restatement Tranche A Term Loan": as defined in Section
2.1(a).

                  "Restatement Tranche B Term Lender": each Lender that makes a Restatement Tranche B Term Loan.

                  "Restatement Tranche B Term Loan": as defined in Section
2.1(a).

                  "Restricted Payments": as defined in Section 7.6.

                  "Revolving Commitment": as to any Revolving Lender, the obligation of such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed, as applicable, (a) the sum of (i) the amount set forth opposite such Lender's name under the heading "Existing Revolving Commitment" on Schedule 1.1 (which will include, if applicable, the relevant portion of the revolving commitments assigned to it under the relevant Master Assignment Agreement), and,
(ii) if applicable, any incremental amount set forth opposite such Lender's name under the heading "Incremental Revolving Commitment" on Schedule 1.1, or (b) the amount set forth in any Assignment and Assumption to which such Lender is a party as an Assignee, in each case as the same may be changed from time to time pursuant to the terms hereof.

                  "Revolving Commitment Period": the period ending on the Revolving Termination Date.

                  "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

                  "Revolving Facility": as defined in the definition of "Facility".

                  "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans or is an Issuing Lender.

                  "Revolving Loans": as defined in Section 2.1(b).

                  "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

                  "Revolving Termination Date": April 27, 2010.

                  "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                  "Senior Note Intercreditor Agreement": the Intercreditor Agreement, dated as of the date hereof, between the Administrative Agent and the Trustee under the CCO Senior Note Indenture.

                  "Shell Subsidiary": any Subsidiary of the Borrower that is a "shell" company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $100,000 and (b) no operations.

                  "Silo Borrower": each of (a) CC VI Operating Company, LLC, (b) Falcon Cable Communications, LLC and (c) CC VIII Operating, LLC, and their successors, so long as such Person is not a Subsidiary Guarantor.

                  "Silo Credit Agreements": collectively, the CCVI Credit Agreement, the CCVII Credit Agreement and the CCVIII Credit Agreement.

                  "Silo Credit Entity": any Silo Borrower and any other Person that is a "Grantor" or "Pledgor", as applicable, under a Silo Guarantee and Collateral Agreement.

                  "Silo Entity": (a) the Silo Holdco, (b) any of the following entities (so long as it is a direct or indirect Subsidiary of the Silo Holdco), each a Delaware limited liability company: (i) CC V Holdings, LLC, (ii) CC VI Holdings, LLC, (iii) Charter Communications VII, LLC and (iv) CC Systems, LLC, and (c) each of the entities that (whether now existing or hereafter created), from time to time, are direct or indirect Subsidiaries of any of the foregoing, and their successors.

                  "Silo Guarantee and Collateral Agreements": collectively, the CCVI Guarantee and Collateral Agreement, the CCVII Guarantee and Collateral Agreement and the CCVIII Guarantee and Collateral Agreement.

                  "Silo Holdco": CCO NR Holdings, LLC, a direct Wholly Owned Subsidiary of the Borrower that directly owns each of the Silo Parent Companies.

                  "Silo Parent Company": any Person described in clause (b) of the definition of "Silo Entity".

                  "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                  "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, or secured or unsecured.

                  "Specified Change of Control": a "Change of Control" as defined in, or any event or condition of the type described in Section 8(k) contained in, the documentation governing any Indebtedness of Holdings or any Specified Long-Term Indebtedness having an aggregate outstanding principal amount in excess of $200,000,000.

                  "Specified Excluded Subsidiary": any Foreign Subsidiary, any Shell Subsidiary, any Qualified LaGrange Entity, any Excluded Acquired Subsidiary and any Regulated Subsidiary.

                  "Specified Hedge Agreement": any Hedge Agreement entered into by the Borrower or any of its Subsidiaries and any Lender or, in the case of any Hedge Agreement in effect on the Restatement Effective Date, any former Lender that was a Lender on the Restatement Effective Date, or any of their respective affiliates, in respect of interest rates or currency exchange rates.

                  "Specified Intracreditor Group": collectively, all Lenders and, unless otherwise agreed by the Borrower and the Administrative Agent, each Approved Fund to which any such Lender has assigned a portion of its Commitments or Loans under any Facility smaller than the minimum assignment specified in
Section 10.6(b)(ii)(A) for Assignees other than Lenders, affiliates of Lenders and Approved Funds.

                  "Specified Long-Term Indebtedness": any Indebtedness incurred pursuant to Section 7.2(f).

                  "Specified Subordinated Debt": any Indebtedness of the Borrower issued directly or indirectly to Paul G. Allen or any of his Affiliates, so long as such Indebtedness (a) qualifies as Specified Long-Term Indebtedness and (b) has terms and conditions substantially identical to those set forth in Exhibit H.

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, that Non-Recourse Subsidiaries shall be deemed not to constitute "Subsidiaries" for the purposes of this Agreement (other than the definition of "Non-Recourse Subsidiary"). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "Subsidiary Guarantor": (i) prior to the Guarantee and Pledge Date, each Initial Subsidiary Guarantor; (ii) following the Guarantee and Pledge Date, but prior to the Avalon Guarantee and Pledge Date, each Subsidiary of the Borrower other than any Avalon Subsidiary and any Specified Excluded Subsidiary; and (iii) following the Avalon Guarantee and Pledge Date, each Subsidiary of the Borrower other than any Specified Excluded Subsidiary, in each case to the extent that such Person has become a "Grantor" under the CCO Guarantee and Collateral Agreement; provided that, notwithstanding the foregoing, each Qualified LaGrange Entity shall be treated as a Subsidiary Guarantor for the purposes of Section 7.

                  "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

                  "Swingline Lender": JPMorgan Chase Bank, in its capacity as the lender of Swingline Loans.

                  "Swingline Loans": as defined in Section 2.4.

                  "Swingline Participation Amount": as defined in Section
2.5(c).

                  "Syndication Agents": as defined in the preamble hereto.

                  "Term Lenders": the collective reference to the Tranche A Term Lenders and the Tranche B Term Lenders.

                  "Term Loans": the collective reference to the Tranche A Term Loans and the Tranche B Term Loans.

                  "Threshold Transaction Date": any date on which, both before and after giving pro forma effect to a particular transaction (including any Indebtedness incurred in connection therewith), the Consolidated Interest Coverage Ratio, determined in respect of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available, is greater than 1.50 to 1.0.

                  "Total Net Proceeds": in connection with any Asset Sale or any Recovery Event, the sum, without duplication, of (a) the proceeds thereof in the form of cash and Cash Equivalents and (b) the amount of any deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise (whether or not received at the time "Total Net Proceeds" is calculated in connection with such Asset Sale or Recovery Event), net of attorneys' fees, accountants' fees, investment banking fees and consultants' fees (in each case, including costs and disbursements), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to any Guarantee and Collateral Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

                  "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

                  "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

                  "Tranche A Term Facility": as defined in the definition of "Facility".

                  "Tranche A Term Lender": any Lender that holds a Tranche A Term Loan.

                  "Tranche A Term Loan": any Existing Tranche A Term Loan or Restatement Tranche A Term Loan.

                  "Tranche A Term Percentage": as to any Tranche A Term Lender at any time, the percentage which such Lender's Tranche A Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding.

                  "Tranche B Term Facility": as defined in the definition of "Facility".

                  "Tranche B Term Lender": any Lender that holds a Tranche B Term Loan.

                  "Tranche B Term Loan": any Existing Tranche B Term Loan or Restatement Tranche B Term Loan.

                  "Tranche B Term Percentage": as to any Tranche B Term Lender at any time, the percentage which such Lender's Tranche B Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.

                  "Transferee": any Assignee or Participant.

                  "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                  "United States": the United States of America.

                  "Wholly Owned Silo Loan Party": any Silo Credit Entity that is not a Subsidiary Guarantor but is a Wholly Owned Subsidiary.

                  "Wholly Owned Subsidiary": as to any Person, any other Person all of the Equity Interests of which (other than (i) directors' qualifying shares required by law, (ii) in the case of Helicon, the Helicon Preferred Stock, or (iii) in the case of CC VIII, LLC, the CCVIII Interest) are owned by such Person directly or through other Wholly Owned Subsidiaries or a combination thereof.

                  "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower; provided that, notwithstanding the foregoing, each Qualified LaGrange Entity shall be treated as a Wholly Owned Subsidiary Guarantor for purposes of Section 7.

                  1.2. Other Definitional Provisions; Pro Forma Calculations.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, contract rights and any other "assets" as such term is defined under GAAP and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (e) For the purposes of calculating Annualized Operating Cash Flow, Annualized Pro Forma Operating Cash Flow, Consolidated Operating Cash Flow and Consolidated Interest Expense for any period (a "Test Period"), (i) if at any time during the period (a "Pro Forma Period") commencing on the second day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation made pursuant hereto in respect of a particular transaction, ending on the date such transaction is consummated and, unless otherwise expressly provided herein, after giving effect thereto), the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Operating Cash Flow for such Test Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) attributable to the property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) attributable thereto for such Test Period, and Consolidated Interest Expense for such Test Period shall be reduced by an amount equal to the Consolidated Interest Expense for such Test Period attributable to any Indebtedness of the Borrower or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its Subsidiaries in connection with such Material Disposition (or, if the Equity Interests of any Subsidiary are sold, the Consolidated Interest Expense for such Test Period directly attributable to the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such Disposition); (ii) if, during such Pro Forma Period, the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated

Operating Cash Flow and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; (iii) if, during such Pro Forma Period, any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary during such Pro Forma Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or a Subsidiary during such Pro Forma Period, Consolidated Operating Cash Flow and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period; and (iv) in the case of determinations in connection with transactions involving the incurrence of Indebtedness, Consolidated Interest Expense shall be calculated after giving pro forma effect thereto (and all other incurrences of Indebtedness during such Pro Forma Period) as if such Indebtedness was incurred on the first day of such Test Period. For the purposes of this paragraph, pro forma calculations regarding the amount of income or earnings relating to any Material Disposition or Material Acquisition and the amount of Consolidated Interest Expense associated with any discharge or incurrence of Indebtedness shall in each case be determined in good faith by a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and the incurrence or assumption thereof is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the last day of the relevant Pro Forma Period had been the applicable rate for the entire relevant Test Period (taking into account any interest rate protection agreement to the extent allocable to the interest expense on such Indebtedness; provided that, in the case of Material Acquisitions, such interest rate protection agreement has a remaining term in excess of 12 months). As used in this Section 1.2(e), "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (ii) involves the payment of Consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1. Commitments. (a) Subject to the terms and conditions hereof, (i) each Existing Tranche A Term Lender severally agrees to maintain hereunder an "Existing Tranche A Term Loan" to the extent specified on Schedule
1.1 (including, if applicable, the relevant portion of the loans assigned to it pursuant to the relevant Master Assignment Agreement), (ii) each Restatement Tranche A Term Lender severally agrees to make a "Restatement Tranche A Term Loan" on the Restatement Effective Date, as specified on Schedule 1.1, (iii) each Existing Tranche B Term Lender severally agrees to maintain hereunder an "Existing Tranche B Term Loan" to the extent specified on Schedule 1.1 (including, if applicable, the relevant portion of the loans assigned to it pursuant to the relevant Master Assignment Agreement), (iv) each Restatement Tranche B Term Lender severally agrees to make a "Restatement Tranche B Term Loan" on the Restatement Effective Date, as specified on Schedule 1.1 and (iv) the Borrower hereby offers to each Exchanging Tranche B Term Lender to exchange its "Tranche B Term Loan" (as defined in the Existing Credit Agreement, the Existing CCVI Credit Agreement or the Existing CCVIII Credit Agreement) or its "Term Loan B" (as defined in the Existing CVII Credit Agreement) set forth in said Schedule for such Exchanging Tranche B Term Lender for an Existing Tranche B Term Loan in a like principal amount and each such Tranche B Term Lender agrees on the terms and conditions set forth in this Agreement to exchange such Tranche B Term Loan or Term Loan B, as applicable, for an Existing Tranche B Term Loan in a like principal amount. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

                  (b) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

                  2.2. Procedure for Borrowing. In order to effect a borrowing hereunder, the Borrower shall give the Administrative Agent a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 1:00 P.M. New York City time, on the date of the proposed borrowing), specifying (i) the Facility under which such Loan is to be borrowed, (ii) the amount and Type of Loans to be borrowed, (iii) the requested Borrowing Date and (iv) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing shall be in an aggregate amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate relevant Available Revolving Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent; provided that, in the event that any Lender fails to make available to the Administrative Agent any portion of such amount prior to 12:30 P.M. New York City time on the relevant Borrowing Date, the Borrower shall be deemed to have provided notice to the Swingline Lender in accordance with Section 2.5 requesting a Swingline Loan in an amount equal to the aggregate amount of any such shortfall, rounded up to the applicable whole multiple of $500,000 (but in no event exceeding, together with all outstanding Swingline Loans, the Swingline Commitment). Such borrowing (including any such Swingline Loan) will then be made available not later than 1:00 P.M., New York City time, to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

                  2.3. Repayment of Loans. (a) The Tranche A Term Loans of each Tranche A Term Lender shall mature in 12 installments, each of which shall be in an amount equal to such Lender's Tranche A Term Percentage multiplied by the percentage of the aggregate principal amount as of the Restatement Effective Date of the Tranche A Term Loans set forth below opposite such installment:

Installment                             Percentage
-----------                             ----------
September 30, 2007                        6.25%
December 31, 2007                         6.25%

March 31, 2008                            6.25%
June 30, 2008                             6.25%
September 30, 2008                        8.75%
December 31, 2008                         8.75%
March 31, 2009                            8.75%
June 30, 2009                             8.75%
September 30, 2009                          10%
December 31, 2009                           10%
March 31, 2010                              10%
April 27, 2010                              10%

                  (b) The Tranche B Term Loans of each Tranche B Term Lender shall mature in 28 installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on September 30, 2004, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by (i) in the case of the first 27 such installments, $7,500,000 and (ii) in the case of the last such installment (which shall be due on April 7, 2011), $2,797,500,000.

                  (c) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

                  2.4. Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans ("Swingline Loans") to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

                  2.5. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

                  (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion and in consultation with the Borrower (provided that the failure to so consult shall not affect the ability of the Swingline Lender to make the following request) may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 1:00 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Restatement Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 12:00 Noon, New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

                  (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

                  (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

                  (e) Each Revolving Lender's obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  2.6. Commitment Fees, Etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a nonrefundable commitment fee through the last day of the Revolving Commitment Period, computed at (i) 0.50% per annum on the average daily amount of the relevant Available Revolving Commitment of such Lender, if such average daily amount is less than 50% of such Lender's Revolving Commitment during the period for which payment is made and (ii) for all other periods 0.75% per annum on such average daily amount of the relevant Available Revolving Commitment of such Lender during the period for which payment is made, in each case payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date. During any period from an Adjustment Date with respect to which the Consolidated Leverage Ratio is determined to be less than 2.50 to 1.0 until any succeeding Adjustment Date with respect to which the Consolidated Leverage Ratio is determined to be greater than or equal to 2.50 to 1.0, the percentage referred to in clause (ii) above shall be reduced to 0.50%.

                  (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

                  2.7. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three Business Days prior to the proposed date of termination or reduction, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the relevant Total Revolving Extensions of Credit would exceed the relevant Total Revolving Commitments. Any reduction of the Revolving Commitments shall be allocated to such Revolving Facility as shall be directed by the Borrower. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof, shall reduce permanently the relevant Revolving Commitments then in effect and shall be applied pro rata to the scheduled reductions thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

                  2.8. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three Business Days prior thereto in the case of Eurodollar Loans and no later than 1:00 P.M., New York City time, at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Optional prepayments of the Tranche B Term Loans made prior to the first anniversary of the Restatement Effective Date shall be accompanied by a prepayment fee, for the account of the Tranche B Term Lenders, equal to 1.0% of the amount so prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

                  2.9. Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, with respect to an amount equal to 75% of such Net Cash Proceeds ("Allocated Proceeds"; provided that the Borrower or such Subsidiary may instead deem a portion of such Net Cash Proceeds equal to the first 75% of the Total Net Proceeds to the Borrower or such Subsidiary from such Asset Sale or Recovery Event, when and as received, to be the Allocated Proceeds of such Asset Sale or Recovery Event), (i) unless a Reinvestment Notice executed by a Responsible Officer shall be delivered in respect thereof to the Administrative Agent within five Business Days after any date that such Allocated Proceeds are received, such Allocated Proceeds shall be applied on the fifth Business Day after the receipt of such Allocated Proceeds toward the prepayment of the Term Loans and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

                  (b) If on any date the Borrower shall receive Net Cash Proceeds from any incurrence of Indebtedness pursuant to Section 7.2(f) (other than Specified Subordinated Debt) then an amount equal to 50% of the Net Cash Proceeds thereof shall be applied promptly, but in any event no later than the third Business Day following such incurrence, toward the prepayment of the Term Loans. This paragraph (b) shall not apply if the Consolidated First Lien Leverage Ratio, determined as at the end of the most recent period prior to the date of receipt of such Net Cash Proceeds for which the relevant financial information is available, is less than or equal to 2.0 to 1.0.

                  (c) The application of any prepayment pursuant to this Section
2.9 shall be made first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

                  2.10. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election no later than 1:00 P.M. New York City time, on the third Business Day prior to the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  (b) Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent at least three Business Days prior to the expiration of the then current Interest Period, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Loans shall be automatically converted to Eurodollar Loans having a one-month Interest Period on the last day of the then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

                  2.11. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

                  2.12. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                  (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                  (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

                  2.13. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

                  2.14. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans,
(y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

                  2.15. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Commitments of the Revolving Lenders.

                  (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Notwithstanding the foregoing, the Borrower shall have the option to allocate any optional prepayment pursuant to
Section 2.8 (up to the aggregate remaining amount of scheduled installments on the Tranche A Term Loans due within 12 months after the date of such prepayment) exclusively to the Tranche A Term Loans, and any prepayment so allocated shall be applied to such installments as directed by the Borrower. Amounts prepaid on account of the Term Loans may not be reborrowed.

                  (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

                  (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                  (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Lender.

                  (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                  2.16. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Restatement Effective Date:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Restatement Effective Date shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

                  (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.17. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

                  (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). The inability of a Non-U.S. Lender (or a Transferee) to deliver any form pursuant to this Section 2.17(d) as a result of a change in law after the date such Lender (or a Transferee) becomes a Lender (or a Transferee) hereunder or as a result of a change in circumstances of the Borrower or the use of proceeds of such Lender's (or Transferee's) Loans shall not constitute a failure to comply with this Section 2.17(d) and accordingly the indemnities to which such Person is entitled pursuant to this Section 2.17 shall not be affected as a result of such inability. If a Lender (or Transferee) as to which the preceding sentence does not apply is unable to deliver any form pursuant to this Section 2.17(d), the sole consequence of such failure to deliver as a result of such inability shall be that the indemnity described in
Section 2.17(a) hereof for any Non-Excluded Taxes shall not be available to such Lender or Transferee with respect to the period that would otherwise be covered by such form.

                  (e) A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                  (f) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.17(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

                  (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.18. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.19. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

                  2.20. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to
Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agents or any other Lender shall have against the replaced Lender.

                          SECTION 3. LETTERS OF CREDIT

                  3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) unless otherwise agreed by the Administrative Agent and the relevant Issuing Lender, have a face amount of at least $5,000 and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
(y) above). It is understood that the letters of credit listed on Schedule 3.1 shall constitute "Letters of Credit" for the purposes of this Agreement and shall be deemed to have been issued under this Agreement.

                  (b) No Issuing Lender shall be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                  3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three
(3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

                  3.3. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee at a per annum rate of 0.25% or a lower rate separately agreed between the Borrower and such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the relevant issuance date.

                  (b) In addition to the foregoing fees, unless otherwise agreed by the relevant Issuing Lender, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

                  3.4. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Lender's obligations and rights under each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant's obligation to make such payment to such Issuing Lender as contemplated by this Section 3.4(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such payment by any L/C Participant shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

                  (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is
360. If any such amount required to be paid by any L/C Participant pursuant to
Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

                  (c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to each L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

                  3.5. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the relevant Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing

Lender in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(c).

                  3.6. Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender and L/C Participant that no Issuing Lender or L/C Participant shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the New York UCC, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

                  3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

                  3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES

                  To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

                  4.1. Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2003, and the related audited consolidated statements of operations and cash flows for the fiscal year ended on such date, have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved

(except as approved by KPMG and disclosed therein or as otherwise disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements.

                  4.2. No Change. Since December 31, 2003 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

                  4.3. Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) except in the case of any Shell Subsidiary and any former Shell Subsidiary until it becomes a Loan Party pursuant to Section 6.9, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (b), (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than those that have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a valid and legally binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof, and the consummation of each of the transactions referred to in Section 5.1 (including the execution, delivery and performance of each of the agreements referred to therein), will not violate any Requirement of Law or any material Contractual Obligation of any Designated Holding Company, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Guarantee and Collateral Agreements or permitted by Section 7.3(g) or (o)).

                  4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries, or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

                  4.7. No Default. None of Holdings, the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  4.8. Ownership of Property; Liens. Each of Holdings, the Borrower and its Subsidiaries has marketable title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except Liens not prohibited by Section 7.3.

                  4.9. Intellectual Property. Each of Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any Intellectual Property owned or licensed by Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9, nor does the Borrower know of any valid basis for any such claim. The use of all Intellectual Property necessary for the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, does not infringe on the rights of any Person in such a manner that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9.

                  4.10. Taxes. Each of Holdings, the Borrower and each of its Subsidiaries (other than Shell Subsidiaries) has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those with respect to which the amount or validity thereof are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                  4.11. Federal Regulations. No part of the proceeds of any Loans will be used (a) for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

                  4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by, and payment made to, employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

                  4.13. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $1,000,000. Neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any Loan Party nor, to any Loan Party's knowledge, any Commonly Controlled Entity would become subject to any material liability under ERISA if any Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan of any Loan Party or any Commonly Controlled Entity is in Reorganization or Insolvent.

                  4.14. Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

                  4.15. Subsidiaries. As of the Restatement Effective Date and, following the Restatement Effective Date, as of the date of the most recently delivered Compliance Certificate pursuant to Section 6.2(b), (a) Schedule 4.15 (as modified by such Compliance Certificate) sets forth the name and jurisdiction of organization of each Designated Holding Company, the Borrower and each of the Borrower's Subsidiaries (except any Shell Subsidiary) and, as to each such Person, the percentage of each class of Equity Interests owned by Holdings, the Borrower and each of the Borrower's Subsidiaries, and (b) except as set forth on Schedule 4.15 (as modified by such Compliance Certificate), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries (except any Shell Subsidiary), except as created by the Loan Documents.

                  4.16. Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for general purposes, including to finance permitted Investments.

                  4.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

                  (a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

                  (b) neither Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the "Business"), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

                  (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

                  (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

                  (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

                  (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

                  (g) neither Holdings, the Borrower nor any of its respective Subsidiaries has assumed any liability of any other Person under Environmental Laws.

                  4.18. Certain Cable Television Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse
Effect:

                  (a) (i) Holdings, the Borrower and its Subsidiaries possess all Authorizations necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof and (ii) all such Authorizations are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Authorization;

                  (b) neither Holdings, the Borrower nor any of its Subsidiaries is in violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems;

                  (c) (i) there is not pending or, to the best knowledge of Holdings or the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by Holdings, the Borrower or any of its Subsidiaries and (ii) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Authorization; and

                  (d) there is not issued or outstanding or, to the best knowledge of Holdings and the Borrower, threatened, any notice of any hearing, violation or complaint against Holdings, the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and neither Holdings nor the Borrower has any knowledge that any Person intends to contest renewal of any Authorization.

                  4.19. Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as supplemented from time to time prior to the date this representation and warranty is made or deemed made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                  4.20. Security Interests. (a) The CCO Guarantee and Collateral Agreement is effective to create or continue, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of certificated Pledged Stock (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) described in the CCO Guarantee and Collateral Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the CCO Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on
Schedule 4.20(a), the CCO Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the parties thereto in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the CCO Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens not prohibited by Section 7.3.

                  (b) Each Silo Guarantee and Collateral Agreement is effective to continue in favor of the Borrower a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of certificated Pledged Stock (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) described in the Silo Guarantee and Collateral Agreements, when certificates representing such Pledged Stock are delivered to the Borrower, and in the case of the other Collateral described in such Silo Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.20(b), each Silo Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the parties thereto in such Collateral and the proceeds thereof, as security for the Obligations (as defined in such Silo Guarantee and Collateral Agreement) with respect thereto, in each case prior and superior in right to any other Person, other than with respect to Liens not prohibited by Section 7.3.

                  (c) None of the Equity Interests of the Borrower and its Subsidiaries which are limited liability companies or partnerships constitutes a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction.

                  4.21. Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the financing transactions referred to herein will be and will continue to be, Solvent.

                  4.22. Certain Tax Matters. As of the Restatement Effective Date, each of Holdings, the Borrower and each of its Subsidiaries (other than any such Subsidiary that is organized as a corporation) is a Flow-Through Entity.

                  4.23. No Burdensome Restrictions. No Contractual Obligation of any Loan Party could reasonably be expected to have a Material Adverse Effect.

                        SECTION 5. CONDITIONS PRECEDENT

                  5.1. Conditions to Restatement Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

                  (a) Lender Addenda. The Administrative Agent shall have received an executed Addendum from each Lender authorizing the Administrative Agent to enter into this Agreement for the benefit of the Lenders.

                  (b) Credit Agreement; CCO Guarantee and Collateral Agreement. This Agreement shall have been executed and delivered by the Agents, Holdings and the Borrower. The CCO Guarantee and Collateral Agreement shall have been executed and delivered by Holdings, the Borrower and the Subsidiary Guarantors.

                  (c) Liquidity. Available Liquidity shall be at least $500,000,000.

                  (d) Silo Credit Agreements, etc. Each Silo Credit Agreement and Silo Guarantee and Collateral Agreement (including any reaffirmation agreement in connection therewith), in form and substance reasonably satisfactory to the Administrative Agent, shall be in full force and effect.

                  (e) Senior Notes. (i) The Borrower shall have issued the CCO Senior Notes and (ii) the Senior Note Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by each of the parties thereto.

                  (f) Payment of Fees, Expenses, Etc. The Borrower shall have paid all fees and expenses (i) required to be paid herein for which invoices have been presented or (ii) as otherwise agreed to be paid on the Restatement Effective Date.

                  (g) Pro Forma Capitalization Table; Financial Statements. The Lenders shall have received (i) a pro forma capitalization table of the Borrower, (ii) audited consolidated financial statements of the Borrower for the 2003 fiscal year and (iii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended 45 or more days after the date of the financial statements delivered pursuant to clause (ii) of this paragraph, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

                  (h) Projections. The Borrower shall have delivered satisfactory projections through the 2010 fiscal year.

                  (i) Lien Searches. The Administrative Agent shall have received, with respect to each Loan Party, the results of a recent lien search in such Loan Party's jurisdiction of organization, and such search shall reveal no liens on any of its assets except for liens not prohibited by

         Section 7.3 or discharged on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.

                  (j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the Borrower dated the Restatement Effective Date, satisfactory to the Administrative Agent.

                  (k) Legal Opinions. On the Restatement Effective Date, the Administrative Agent shall have received the legal opinion of Irell & Manella LLP, counsel to Holdings and the Borrower, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent.

                  (l) Filings. (i) Uniform Commercial Code financing statements required by the CCO Guarantee and Collateral Agreement to be filed in order to perfect in favor of the Administrative Agent, for the benefit of the Lenders, a Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens not prohibited by Section 7.3 (other than pursuant to Section 7.3(o)) and (ii) Uniform Commercial Code financing statement amendments required to be filed in order to maintain in favor of the Borrower a perfected Lien on the Collateral described in the relevant Silo Guarantee and Collateral Agreement (which Lien shall be assigned by the Borrower to the Administrative Agent), prior and superior in right to any other Person (other than with respect to Liens not prohibited by Section 7.3), shall, in each case, be in proper form for filing.

                  (m) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) pledged pursuant to the Guarantee and Collateral Agreements, together with an undated power or assignment for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged pursuant to the Guarantee and Collateral Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

                  (n) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of each Loan Party, and
         (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

                  5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is made as of a specified earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

                  Holdings and the Borrower hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Holdings and the Borrower shall, and shall cause each Subsidiary of the Borrower to:

                  6.1. Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender):

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing;

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                  (c) if the Guarantee and Pledge Date shall have failed to occur on or prior to December 31, 2004, and until the Guarantee and Pledge Date has occurred, as soon as available, but in any event not later than 90 days after the end of each fiscal year and 45 days after the end of each of the first three fiscal quarters of each Silo Borrower, beginning with the fiscal year ending on December 31, 2004, the unaudited consolidated balance sheets of such Silo Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in the case of financial statements for any fiscal year in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (i) except as approved by such accountants or officer, as the case may be, and disclosed therein, and (ii) except that the consolidated statements of the Borrower and its consolidated Subsidiaries described in clauses 6.1(a) and 6.1(b) above will not include the balance sheet and financial results of the Non-Recourse Subsidiaries.

                  6.2. Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender) (or, in the case of clause (f) below, to the relevant Lender):

                  (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate;

                  (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

                  (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a budget for the following fiscal year (which shall include projected Consolidated Operating Cash Flow and budgeted capital expenditures), and, as soon as available, material revisions, if any, of such budget with respect to such fiscal year (collectively, the "Budget"), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

                  (d) no later than three Business Days prior to consummating any transaction described in Section 7.2(f), 7.2(g) (except where a certificate has been provided pursuant to Section 7.7(f) or 7.7(h)), 7.5(f), 7.5(g), 7.5(h), 7.6(b), 7.6(c), 7.7(f), 7.7(g), 7.7(h) or
         7.8(a)(ii), a certificate of a Responsible Officer providing (i) a reasonable description of such transaction and certifying that both before and after giving effect to such transaction, no Default or Event of Default shall be in effect, and with respect to 7.2(f), 7.5(f), 7.5(h), 7.6(b), 7.6(c), 7.7(f), 7.7(h), and 7.8(a)(ii), demonstrating in reasonable detail on a pro forma basis compliance with Section 7.1, and (ii) compliance with any other financial or liquidity tests referred to in the relevant Section; provided that, the requirement to deliver such certificate shall not apply to any transaction otherwise covered hereby where the Consideration or other amount paid or received or the amount of Indebtedness incurred, as the case may be, is less than $50,000,000;

                  (e) until the Additional Credit Support Compliance Date shall have occurred, when (i) CCH files financial statements (or any amendments thereto or restatements thereof) with the SEC (commencing with financial statements for the fiscal quarter ending September 30,
         2004) or (ii) CCH or any of its "Restricted Subsidiaries" (as defined in the CCH Senior Note Indenture) otherwise determines whether the Leverage Condition has been satisfied in connection with any contemplated action, transaction or incurrence of obligations that would be permitted only upon satisfaction of the Leverage Condition, the Borrower shall deliver a certificate executed by a responsible officer of CCH to the Administrative Agent certifying whether the Leverage Condition has been (x) satisfied or (y) is otherwise no longer applicable as contemplated under clause (b) of the definition of "Guarantee and Pledge Date" and demonstrating the calculation of the Leverage Condition in reasonable detail as of the date of the occurrence of the events described in clause (i) or (ii) (assuming for the purpose of this calculation that the amount of Indebtedness (as defined in the CCH Senior Note Indenture) of CCH and its "Restricted

         Subsidiaries" as of such date is the amount of such Indebtedness outstanding on the date such certificate is delivered); and

                  (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where failure to do so could not reasonably be expected to have a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.

                  6.4. Maintenance of Existence; Compliance. (a) (i) Other than with respect to Shell Subsidiaries, preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  6.5. Maintenance of Property; Insurance. (a) Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general geographic area by companies engaged in the same or a similar business.

                  6.6. Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants.

                  6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

                  (a) the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that, in either case, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding commenced against Holdings, the Borrower or any of its Subsidiaries which could reasonably be expected to result in a liability of $50,000,000 or more to the extent not covered by insurance or which could reasonably be expected to have a Material Adverse Effect;

                  (d) the following events, as soon as possible and in any event within 15 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) within five Business Days after the receipt thereof by any Loan Party or any Commonly Controlled Entity, a copy of any notice from the PBGC stating its intention to terminate a Plan or to have a trustee appointed to administer any Plan;

                  (e) any determination by the Borrower to treat the Loans and/or Letters of Credit as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), and promptly thereafter, the Borrower shall deliver a duly completed copy of IRS Form 8886 or any successor form to the Administrative Agent; and

                  (f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                  6.8. Environmental Laws. (a) Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                  (b) Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                  6.9. Additional Collateral. With respect to any new Subsidiary (other than any type of Subsidiary referred to in clause (x) or (y) below so long as it qualifies as such or is subject to the restrictions referred to therein) created or acquired by the Borrower or any of its Subsidiaries (which shall be deemed to have occurred in the event that (x) any Non-Recourse Subsidiary, Shell Subsidiary, Excluded Acquired Subsidiary, Qualified LaGrange Entity or Regulated Subsidiary ceases to qualify as such, or (y) any Subsidiary previously prohibited from, or unable to become, a Subsidiary Guarantor pursuant to Qualified Credit Support Limitations contained in the CCH Senior Note Indenture or any Qualified Indebtedness of any Qualified Parent Company that is a member of the CCI Group shall be permitted or able to become a Subsidiary Guarantor or such Indebtedness shall no longer be outstanding, it being understood that such Subsidiaries will not be required to become Subsidiary Guarantors until such time), promptly (a) execute and deliver to the Administrative Agent such amendments to the relevant Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, or the Borrower, as the case may be, a perfected first priority security interest, subject to Liens not prohibited by Section 7.3, in (i) the Equity

Interests of such new Subsidiary and all other property of the type that would constitute Collateral of such new Subsidiary (including Intercompany Obligations) that are held by Holdings, the Borrower or any of its Subsidiaries, limited in the case of the Equity Interests of any Foreign Subsidiary, to 66% of the total outstanding Equity Interests of such Foreign Subsidiary, and (ii) any Collateral with respect to such new Subsidiary as described in the relevant Guarantee and Collateral Agreement, (b) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC), and any intercompany notes or other instruments evidencing Intercompany Obligations and all other rights and interests constituting Collateral, together with, as applicable, undated powers, instruments of transfer and endorsements, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) except in the case of a Foreign Subsidiary, cause such new Subsidiary (i) to deliver an Assumption Agreement with respect to the relevant Guarantee and Collateral Agreement and (ii) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest, subject to Liens not prohibited by Section 7.3, in the Collateral described in the relevant Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the CCO Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                  6.10. Additional Credit Support. (a) Upon the occurrence of the Guarantee and Pledge Date, the Borrower shall, within five Business Days after the Guarantee and Pledge Date:

                           (i) deliver to the Administrative Agent an Assumption Agreement with respect to the CCO Guarantee and Collateral Agreement duly authorized and executed by each Additional Subsidiary Guarantor;

                           (ii) to the extent not previously so delivered, deliver to the Administrative Agent the certificates, if any, representing any Equity Interests (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) and Intercompany Notes required to be pledged by any Additional Subsidiary Guarantor, together with, as applicable, undated stock powers, instruments of transfer and endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Additional Subsidiary Guarantor;

                           (iii) deliver to the Administrative Agent such documents and instruments as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest, subject to Liens not prohibited by Section 7.3, in all assets (other than assets excluded under Section 3 of the CCO Guarantee and Collateral Agreement) owned by each Loan Party (other than Holdings) which may be perfected by filing a Uniform Commercial Code financing statement with the Secretary of State of the jurisdiction of organization of such Loan Party; and

                           (iv) cause an opinion of counsel to be delivered as to each Additional Subsidiary Guarantor's due execution, authorization and delivery of the relevant Assumption Agreement, the enforceability thereof and of the CCO Guarantee and Collateral Agreement as to such Additional Subsidiary Guarantor and the creation and perfection of security interests pursuant to the CCO Guarantee and Collateral Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

                  (b) Upon the occurrence of the Avalon Guarantee and Pledge Date, the Borrower shall, within five Business Days after the Avalon Guarantee and Pledge Date:

                           (i) deliver to the Administrative Agent an Assumption Agreement with respect to the CCO Guarantee and Collateral Agreement duly authorized and executed by each Avalon Subsidiary;

                           (ii) to the extent not previously so delivered, deliver to the Administrative Agent the certificates, if any, representing any Equity Interests (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) and Intercompany Notes required to be pledged by any Avalon Subsidiary, together with, as applicable, undated stock powers, instruments of transfer and endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Avalon Subsidiary;

                           (iii) deliver to the Administrative Agent such documents and instruments as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest, subject to Liens not prohibited by Section 7.3, in all assets (other than assets excluded under Section 3 of the CCO Guarantee and Collateral Agreement) owned by each Avalon Subsidiary which may be perfected by filing a Uniform Commercial Code financing statement with the Secretary of State of the jurisdiction of organization of such Avalon Subsidiary; and

                           (iv) cause an opinion of counsel to be delivered as to each Avalon Subsidiary's due execution, authorization and delivery of the relevant Assumption Agreement, the enforceability thereof and of the CCO Guarantee and Collateral Agreement as to such Avalon Subsidiary and the creation and perfection of security interests pursuant to the CCO Guarantee and Collateral Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

                  (c) To the extent, but only to the extent, requested by the Administrative Agent at any time after compliance with Section 6.10(a) or (b), as applicable, forgive any amounts owing under the relevant Silo Credit Agreement or Silo Guarantee and Collateral Agreement and terminate such agreements and any related documentation, in each case pursuant to documentation reasonably satisfactory to the Administrative Agent.

                  6.11. Regulated Subsidiaries. With respect to each Regulated Subsidiary, (a) take reasonable steps to obtain the consents required from any Governmental Authority to enable such Regulated Subsidiary (unless it is a Shell Subsidiary) to become a Loan Party and to enable the Loan Parties to pledge as Collateral all of the Equity Interests of such Regulated Subsidiary owned by them and (b) cause such Regulated Subsidiary to comply with the proviso contained in the definition thereof.

                         SECTION 7. NEGATIVE COVENANTS

                  Holdings and the Borrower agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, Holdings (solely with respect to Sections 7.2, 7.3, 7.4, 7.12, 7.14 and 7.15) and the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly:

                  7.1. Financial Condition Covenants.

                  (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the last day of any fiscal quarter of the Borrower to exceed 4.25 to 1.0.

                  (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any fiscal quarter of the Borrower to be less than 1.25 to 1.0.

                  (c) Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio determined as of the last day of any fiscal quarter to be less than 1.05 to 1.0.

                  7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

                  (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                  (b) (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary; (ii) Indebtedness of any Subsidiary of the Borrower that is not a Subsidiary Guarantor and that (unless such Indebtedness is incurred after the Additional Credit Support Compliance Date) is not a Silo Entity to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; (iii) Indebtedness of any Silo Borrower to any Subsidiary of such Silo Borrower and of any Wholly Owned Silo Loan Party to the Silo Borrower that is its direct or indirect parent or to any Wholly Owned Silo Loan Party that is a Subsidiary of such Silo Borrower; (iv) Indebtedness of any Subsidiary of a Silo Borrower that is not a Silo Credit Entity to any other Subsidiary of such Silo Borrower that is not a Silo Credit Entity; and (v) Indebtedness incurred by any Subsidiary resulting from Investments made pursuant to
         Section 7.7(h) in the form of intercompany loans;

                  (c) (i) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor or, if such Subsidiary is a Guarantor, obligations of the Borrower; (ii) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of the Borrower that is not a Subsidiary Guarantor of obligations of any other Subsidiary of the Borrower that is not a Subsidiary Guarantor and that (unless such Guarantee Obligation is incurred after the Additional Credit Support Compliance Date) is not a Silo Entity; (iii) Guarantee Obligations incurred in the ordinary course of business by any Silo Borrower or any Subsidiary of such Silo Borrower of obligations of any Wholly Owned Silo Loan Party that is a Subsidiary of such Silo Borrower or, if such Subsidiary is a Silo Credit Entity, obligations of such Silo Borrower; and (iv) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of a Silo Borrower that is not a Silo Credit Entity of obligations of any other Subsidiary of such Silo Borrower that is not a Silo Credit Entity;

                  (d) the Avalon Notes;

                  (e) Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(f)(i) in an aggregate principal amount not to exceed $400,000,000 at any one time outstanding;

                  (f) Indebtedness of the Borrower and Charter Communications Operating Capital Corp. (and Guarantee Obligations of any Guarantor in respect thereof) so long as (i) at the time of the incurrence or issuance of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness shall have no scheduled amortization prior to the date that is six months after the final maturity of the Term Loans outstanding on the date such Indebtedness is incurred and (iii) the covenants and default provisions applicable to such Indebtedness shall be no more restrictive in any material respect than those contained in the CCO Senior Note Indenture;

                  (g) Indebtedness of any Person that becomes a Subsidiary pursuant to an Investment permitted by Section 7.7 (other than as set forth in Section 7.2(h)), so long as (i) at the time of the incurrence or issuance of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness existed at the time of such Investment and was not created in anticipation thereof, (iii) the Borrower shall use its best efforts to cause such Indebtedness to be repaid no later than 120 days after the date of such Investment, (iv) a certificate of a Responsible Officer of the Borrower stating whether or not such Indebtedness subjects such new Subsidiary to any restriction of the type described in Section 7.13 (disregarding any exceptions contained in Section 7.13) and setting forth the nature and extent of such restriction shall have been delivered to the Administrative Agent and (v) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this paragraph shall not exceed $400,000,000;

                  (h) Indebtedness of Renaissance Media Group LLC and its Subsidiaries outstanding on the Restatement Effective Date, so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to this paragraph shall not exceed $116,118,000 plus accrued interest;

                  (i) letters of credit for the account of the Borrower or any of its Subsidiaries obtained other than pursuant to this Agreement, so long as the aggregate undrawn face amount thereof, together with any unreimbursed reimbursement obligations in respect thereof, does not exceed $75,000,000 at any one time;

                  (j) unsecured Indebtedness of Holdings;

                  (k) Indebtedness incurred pursuant to the LaGrange Documents or any other sale and leaseback transaction permitted by Section 7.10;

                  (l) Indebtedness of the Borrower and Charter Communications Operating Capital Corp. under the CCO Senior Notes and, from and after the Guarantee and Pledge Date, Guarantee Obligations of any Guarantor in respect thereof; and

                  (m) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $150,000,000 at any one time outstanding.

                  7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

                  (a) Liens for taxes, assessments and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (d) deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, bankers acceptances, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case excluding obligations for borrowed money;

                  (e) easements, rights-of-way, municipal and zoning ordinances, title defects, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any of its Subsidiaries;

                  (f) Liens securing (i) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (C) the amount of Indebtedness secured thereby is not increased or (ii) Indebtedness of any Excluded Acquired Subsidiary permitted under Section 7.2(g) so long as such Liens do not at any time encumber any property other than the property of Excluded Acquired Subsidiaries;

                  (g) Liens on assets of the Borrower, and, from and after the Guarantee and Pledge Date, any Guarantor, in each case constituting Collateral under the CCO Guarantee and Collateral Agreement, securing Indebtedness of the Borrower or such Guarantor, as the case may be, incurred pursuant to Section 7.2(l), subject to the Senior Note Intercreditor Agreement;

                  (h) (i) Liens created pursuant to the CCO Guarantee and Collateral Agreement securing obligations of the Loan Parties under (x) the Loan Documents, (y) Specified Hedge Agreements and (z) letters of credit issued pursuant to Section 7.2(i) by any Lender or any Affiliate of any Lender and (ii) Liens created pursuant to the Silo Guarantee and Collateral Agreements securing obligations of the Loan Parties under the Silo Credit Agreements;

                  (i) any landlord's Lien or other interest or title of a lessor under any lease or a licensor under a license entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed;

                  (j) Liens created under Pole Agreements on cables and other property affixed to transmission poles or contained in underground conduits;

                  (k) Liens of or restrictions on the transfer of assets imposed by any Governmental Authority or other franchising authority, utilities or other regulatory bodies or any federal, state or local statute, regulation or ordinance, in each case arising in the ordinary course of business in connection with franchise agreements or Pole Agreements;

                  (l) Liens arising from judgments or decrees not constituting an Event of Default under Section 8(i);

                  (m) Liens arising under or in connection with the LaGrange Documents or any other sale and leaseback transaction permitted by
         Section 7.10;

                  (n) Liens consisting of cash collateral in an aggregate amount not exceeding $50,000,000 at any time, securing Specified Hedge Agreements or letters of credit issued pursuant to Section 7.2(i);

                  (o) second-priority Liens on assets constituting Collateral under the CCO Guarantee and Collateral Agreement securing Indebtedness of the Borrower or any Guarantor incurred pursuant to Section 7.2(f), which Liens shall be on terms and conditions no less favorable to the interests of the Loan Parties and the Lenders than those contained in the CCO Senior Note Indenture, and in any event subject to an intercreditor agreement on terms and conditions satisfactory to the Administrative Agent; and

                  (p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $50,000,000 at any one time outstanding.

                  7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

                  (a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity); (ii) any Wholly Owned Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged or consolidated with or into any Wholly Owned Subsidiary of the Borrower that (unless such transaction occurs after the Additional Credit Support Compliance Date) is not a Silo Entity; (iii) any Subsidiary of a Silo Borrower may be merged or consolidated with or into such Silo Borrower or any Wholly Owned Silo Loan Party that is a Subsidiary of such Silo Borrower (provided that in the case of a merger or consolidation with or into a Silo Borrower, such Silo Borrower shall be the continuing or surviving entity and, in the case of a merger or consolidation with or into a Wholly Owned Silo Loan Party, such Wholly Owned Silo Loan Party shall be the continuing or surviving entity); and
         (iv) any Wholly Owned Subsidiary of a Silo Borrower that is not a Wholly Owned Silo Loan Party may be merged or consolidated with or into such Silo Borrower or any other Wholly Owned Subsidiary of such Silo Borrower;

                  (b) any Subsidiary of the Borrower that is a holding company with no operations may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity);

                  (c) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Subsidiary Guarantor, (ii) any Subsidiary of a Silo Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Silo Loan Party that is a Subsidiary of such Silo Borrower and (iii) any Subsidiary may dispose of any or all of its assets to any other Subsidiary to effect a Disposition permitted by Section 7.5(f);

                  (d) any Shell Subsidiary may be liquidated or dissolved or otherwise cease to exist; and

                  (e) so long as no Default or Event of Default has occurred or is continuing or would result therefrom, Holdings may be merged or consolidated with any Affiliate of the Charter Group (provided that either (i) Holdings is the continuing or surviving entity or (ii) if Holdings is not the continuing or surviving entity, such continuing or surviving entity assumes the obligations of Holdings under the Loan Documents to which it is a party pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and, in connection therewith, the Administrative Agent shall receive such legal opinions, certificates and other documents as they may reasonably request).

                  7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests to any Person, except:

                  (a) the Disposition of obsolete or worn out property in the ordinary course of business;

                  (b) Dispositions of cash and Cash Equivalents, and the sale of inventory in the ordinary course of business;

                  (c) Dispositions expressly permitted by Section 7.4;

                  (d) (i) the sale or issuance of any Subsidiary's Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor;
         (ii) the sale or issuance of the Equity Interests of any Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor and that (unless such transaction occurs after the Additional Credit Support Compliance
         Date) is not a Silo Entity; (iii) the sale or issuance of the Equity Interests of any Subsidiary of a Silo Borrower to such Silo Borrower or any Wholly Owned Silo Loan Party that is a Subsidiary of such Silo Borrower; and (iv) the sale or issuance of the Equity Interests of any Subsidiary of a Silo Borrower that is not a Silo Credit Entity to any other Subsidiary of such Silo Borrower that is not a Silo Credit Entity;

                  (e) the sale or issuance of any Subsidiary's Equity Interests to a Designated Holding Company; provided that (i) such Equity Interests are contributed as a capital contribution to the direct parent of such Subsidiary on the date of such sale or issuance (and, if such parent is a Wholly Owned Subsidiary such parent shall remain a Wholly Owned Subsidiary after such contribution) and (ii) no DHC Default shall have occurred and be continuing or would result therefrom;

                  (f) the Disposition (directly or indirectly through the Disposition of 100% of the Equity Interests of a Subsidiary) of operating assets by the Borrower or any of its Subsidiaries (it being understood that all Exchange Excess Amounts shall be deemed to constitute usage of availability in respect of Dispositions pursuant to this Section 7.5(f)), provided that (i) on the date of such Disposition (the "Disposition Date"; it being understood that, with respect to a series of related Dispositions required pursuant to a plan of Dispositions contained in a single agreement, the Disposition Date shall be the date of the first such Disposition), no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) in any fiscal year, the Annualized Asset Cash Flow Amount attributable to the assets being disposed of, when added to the Annualized Asset Cash Flow Amount attributable to all other assets previously disposed of pursuant to this Section 7.5(f) in such fiscal year, shall not exceed an amount equal to 25% of Annualized Operating Cash Flow for the last fiscal quarter of the immediately preceding fiscal year; (iii) the Annualized Asset Cash Flow Amount attributable to the assets being disposed of, when added to the Annualized Asset Cash Flow Amount attributable to all other assets previously disposed of pursuant to this Section 7.5(f) during the period from the Restatement Effective Date to such Disposition Date, shall not exceed an amount equal to 50% of Annualized Pro Forma Operating Cash Flow determined as of such Disposition Date; (iv) except in the case of any

         Exchange, at least 75% of the proceeds of such Disposition shall be in the form of cash; and (v) the Net Cash Proceeds of such Disposition shall be applied to prepay the Term Loans to the extent required by
         Section 2.9(a);

                  (g) any Exchange by the Borrower and its Subsidiaries; provided that (i) on the relevant Exchange Date, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) in the event that the Annualized Asset Cash Flow Amount attributable to the assets being Exchanged exceeds the annualized asset cash flow amount (determined in a manner comparable to the manner in which Annualized Asset Cash Flow Amounts are determined hereunder) of the assets received in connection with such Exchange (such excess amount, an "Exchange Excess Amount"), then, the Disposition of such Exchange Excess Amount shall be permitted by clauses (ii) and (iii) of
         Section 7.5(f); and (iii) the Net Cash Proceeds of such Exchange, if any, shall be applied to prepay the Term Loans to the extent required by Section 2.9(a);

                  (h) Dispositions by the Borrower and its Subsidiaries of property acquired after the Restatement Effective Date (other than property acquired in connection with Exchanges of property owned on the Restatement Effective Date), so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) a definitive agreement to consummate such Disposition is executed no later than twelve months after the date on which relevant property is acquired and (iii) such Disposition is consummated within eighteen months after the date on which the relevant property is acquired;

                  (i) Dispositions of Investments listed on Schedule 7.5(i); provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Disposition is made for fair market value;

                  (j) the Disposition by the Borrower and its Subsidiaries of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower; and

                  (k) Dispositions of Investments permitted by Section 7.7(h); provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Disposition is made for fair market value.

It is understood that this Section 7.5 does not apply to the sale or issuance of the Equity Interests of the Borrower.

                  7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

                  (a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may make Restricted Payments to any other Subsidiary of the Borrower that (unless such Restricted Payment is made after the Additional Credit Support Compliance Date) is not a Silo Entity; (iii) any Subsidiary of a Silo Borrower may make Restricted Payments to such Silo Borrower or any Wholly Owned Silo Loan Party that is a Subsidiary of such Silo Borrower; and

         (iv) any Subsidiary of a Silo Borrower that is not a Silo Credit Entity may make Restricted Payments to any other Subsidiary of such Silo Borrower;

                  (b) the Borrower may make distributions (directly or indirectly) to any Qualified Parent Company or any Affiliate of the Borrower for the purpose of enabling such Person to make scheduled interest payments in respect of its Qualified Indebtedness, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no DHC Default shall have occurred and be continuing or would result therefrom (unless the use of proceeds of such distribution cures all such DHC Defaults) and (iii) each such distribution shall be made no earlier than 15 Business Days prior to the date the relevant interest payment is due (provided that this clause (iii) shall not apply to distributions in an aggregate amount not exceeding $50,000,000 (to be refreshed upon the making of any interest payment with such distributions in the amount of such interest payment) made directly or indirectly to CCHC or CCI for the purpose of enabling such Persons to make scheduled interest payments on their Indebtedness);

                  (c) the Borrower may make distributions to any Qualified Parent Company to be used to repay, repurchase, redeem or otherwise acquire or retire for value (collectively, "Debt Repayment") any such Person's Indebtedness for borrowed money that is outstanding on the Restatement Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no DHC Default shall have occurred and be continuing or would result therefrom (unless the use of proceeds of such distribution cures all such DHC Defaults), (iii) Available Liquidity, shall, after giving pro forma effect to such distribution, be at least $250,000,000,
         (iv) such distribution shall be made no earlier than 60 days prior to the date the relevant Debt Repayment is made and (v) such distribution is made on a Threshold Transaction Date;

                  (d) in respect of any calendar year or portion thereof during which the Borrower is a Flow-Through Entity, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and without duplication of Section 7.7(k), the Borrower may make distributions (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower that are not Flow-Through Entities, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the combined taxable income of the Qualified Parent Companies, the Borrower, its Subsidiaries in any calendar year, as estimated by the Borrower in good faith;

                  (e) Helicon may make the Restricted Payments consisting of distributions or dividends on or redemptions of the Helicon Preferred Stock;

                  (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to any of its Affiliates for purposes other than Debt Repayment; provided that the aggregate of all distributions made under this Section 7.6(f) shall not exceed $100,000,000 during the term of this Agreement;

                  (g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to any Qualified Parent Company or direct payments to be used to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Qualified Parent Company held by any member of management of Holdings or any other Qualified Parent Company, the Borrower or any of its Subsidiaries pursuant to any management equity subscription agreement or stock option agreement, provided that the aggregate amount of such distributions shall not exceed $10,000,000 in any fiscal year of the Borrower;

                  (h) the Borrower may make distributions to any Qualified Parent Company to permit such Qualified Parent Company to pay (i) attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred for the purpose of any issuance, sale or incurrence by such Qualified Parent Company of Equity Interests or Indebtedness (including in connection with an exchange of securities or a tender for outstanding debt securities) to the extent that such Qualified Parent Company does not have a combination of cash on hand and the cash proceeds of such issuance, sale or incurrence sufficient to pay such amounts, (ii) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose, or (iii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (iii) not to exceed $5,000,000 in any fiscal year; and

                  (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in the amount of any payment or amount received, directly or indirectly, by it from any Non-Recourse Subsidiary concurrently with the receipt of such payment or amount.

                  7.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

                  (a) extensions of trade credit in the ordinary course of business;

                  (b) investments in Cash Equivalents;

                  (c) Guarantee Obligations permitted by Section 7.2;

                  (d) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

                  (e) Investments (including capital expenditures) (i) by the Borrower or any of its Subsidiaries in (x) the Borrower or any Subsidiary that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor, or (y) any then existing Subsidiary that is not a Subsidiary Guarantor if, as a result of such Investment, such Subsidiary becomes a Wholly Owned Subsidiary Guarantor concurrently therewith; (ii) by any Subsidiary of the Borrower that is not a Subsidiary Guarantor in any other Subsidiary of the Borrower that is not a Subsidiary Guarantor and that (unless such Investment is made after the Additional Credit Support Compliance Date) is not a Silo Entity; (iii) by any Silo Borrower or any of its Subsidiaries in (x) such Silo Borrower or any Subsidiary of such Silo Borrower that, prior to such Investment, is a Wholly Owned Silo Loan Party, or (y) any then existing Subsidiary of such Silo Borrower that is not a Wholly Owned Silo Loan Party if, as a result of such Investment, such Subsidiary becomes a Wholly Owned Silo Loan Party; and (iv) by any Subsidiary of a Silo Borrower that is not a Silo Credit Entity in any other Subsidiary of such Silo Borrower that is not a Silo Credit Entity;

                  (f) acquisitions by the Borrower, any Wholly Owned Subsidiary Guarantor or any Wholly Owned Silo Loan Party of operating assets (substantially all of which pertain to a Permitted Line of Business), directly through an asset acquisition or indirectly through the acquisition of 100% of the Equity Interests of a Person substantially engaged in a Permitted Line of Business, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) at no time shall the aggregate Consideration paid during the period from the Restatement Effective Date through such time in connection with any such acquisitions of Equity Interests of Persons who, together with their Subsidiaries, are not Wholly Owned Subsidiary Guarantors at such time, exceed $750,000,000;

                  (g) the Borrower or any of its Subsidiaries may contribute operating assets to any Non-Recourse Subsidiary so long as (i) such Disposition is permitted pursuant to Section 7.5(f), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) after giving effect thereto, the Consolidated Leverage Ratio shall be equal to or lower than the Consolidated Leverage Ratio in effect immediately prior thereto and (iv) the Equity Interests received by the Borrower or any of its Subsidiaries in connection therewith shall be pledged as Collateral (either directly or through a holding company parent of such Non-Recourse Subsidiary so long as such parent is a Wholly Owned Subsidiary Guarantor); and

                  (h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time (initially valued at cost and giving effect to all payments received in respect thereof whether constituting dividends, prepayment, interest, return on capital or principal or otherwise unless such payments are from a Non-Recourse Subsidiary and applied to make a Restricted Payment under Section 7.6(i) or an Investment under Section 7.7 (l) or 7.7(m)), not to exceed the sum of $300,000,000 plus the aggregate amount of cash and assets (valued at fair market value) contributed by any Designated Holding Company to the Borrower after the Restatement Effective Date in the form of common equity; provided, that (i) no such Investment may be made at any time when Default or Event of Default has occurred and is continuing or would result therefrom and (ii) none of the proceeds of such Investment may be used directly or indirectly to repay, repurchase, redeem or otherwise acquire or retire for value Indebtedness of any Qualified Parent Company or otherwise in a manner that would be prohibited by Section 7.6 if the Borrower or any Subsidiary (directly or indirectly) used such proceeds in such manner;

                  (i) any Excluded Acquired Subsidiary may make investments in any other Excluded Acquired Subsidiary;

                  (j) loans made by the Borrower pursuant to any Silo Credit Agreement and evidenced by a promissory note that has been pledged as Collateral under the CCO Guarantee and Collateral Agreement;

                  (k) in respect of any calendar year or portion thereof during which the Borrower or any of its Subsidiaries is a Flow-Through Entity, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and without duplication of
         Section 7.6(d), the Borrower and its Subsidiaries may make a loan or advance (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower or its Subsidiaries that are not Flow-Through Entities, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of the Qualified Parent Companies, the Borrower or its Subsidiaries, as applicable, in any calendar year, as estimated by the Borrower in good faith;

                  (l) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make Investments in any Non-Recourse Subsidiary with the proceeds of distributions from any Non-Recourse Subsidiary concurrently with the receipt of such proceeds; and

                  (m) the Borrower and its Subsidiaries may contribute operating assets to a Wholly Owned Subsidiary, provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) a binding Contractual Obligation with a counterparty other than a member of the Charter Group to Dispose of such assets or Wholly Owned Subsidiary is in effect at the time of such contribution,
         (iii) such Disposition is consummated in accordance with Section 7.5(f) within five Business Days of such contribution or, if such Disposition is not so consummated, then within eight Business Days of such contribution such contribution is reversed or such Wholly Owned Subsidiary complies with Section 6.9 and (iv) such Wholly Owned Subsidiary shall not make any Investments with such assets or the proceeds thereof, including pursuant to Section 7.7(e)(ii) or (iv).

Notwithstanding anything to the contrary in this Agreement, in no event shall the sum of (i) the aggregate amount of letters of credit and surety arrangements (including unreimbursed reimbursement obligations in respect thereof) and security deposits posted by the Borrower or any of its Subsidiaries in connection with potential Investments (including pursuant to letters of intent) and (ii) the aggregate outstanding amount of L/C Obligations, exceed $350,000,000 at any one time.

                  7.8. Certain Payments and Modifications Relating to Indebtedness and Management Fees. (a) Make or offer to make any payment, prepayment, repurchase, purchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to (collectively, "prepayment"), any Specified Long-Term Indebtedness, the CCO Senior Notes or, unless otherwise agreed by the Administrative Agent, Indebtedness under any Silo Credit Agreement, other than (i) the payment of scheduled interest payments required to be made in cash, (ii) the prepayment of Specified Subordinated Debt with the proceeds of other Specified Long-Term Indebtedness or of Loans and (iii) the prepayment of any Specified Long-Term Indebtedness or the CCO Senior Notes with the proceeds of other Specified Long-Term Indebtedness, so long as such new Indebtedness has terms no less favorable to the interests of the Borrower and the Lenders than those applicable to the Indebtedness being refinanced.

                  (b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Specified Long-Term Indebtedness or the CCO Senior Note Indenture other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or is immaterial to the interests of the Lenders and (ii) does not involve the payment of a consent fee.

                  (c) Make or agree to make any payment in respect of management fees to any Person, directly or indirectly, other than (i) to the Borrower or a Wholly Owned Subsidiary Guarantor and (ii) any amounts required to be paid or reimbursed to the manager under the Management Fee Agreement with respect to actual costs, fees, expenses, and other similar amounts thereunder, without any mark-up or premium.

                  (d) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Management Fee Agreement, other than any such amendment, modification, waiver or other change that (i) (x) would extend the due date or reduce (or increase to the amount permitted by Section 7.8(c)) the amount of any payment thereunder or (y) does not adversely affect the interests of the Lenders (it being understood that a change in the manager thereunder to another member of the Charter Group does not adversely affect the interests of the Lenders) and (ii) does not involve the payment of a consent fee.

                  (e) (i) Assign any of its rights or obligations, or any amounts owing to it, under any Silo Credit Agreement or any Silo Guarantee and Collateral Agreement (other than pursuant to the CCO Guarantee and Collateral Agreement or the CCO Senior Note Indenture), (ii) release any Collateral or guarantees thereunder, or (iii) amend, modify, waive or otherwise change any of the terms thereof in a manner that could materially and adversely affect the interests of the Lenders, in each case without the prior written consent of the Administrative Agent.

                  7.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to transactions expressly permitted by
Section 7.6, Section 7.7(h) or Section 7.8(c) or amounts paid under the Management Fee Agreement.

                  7.10. Sales and Leasebacks. Enter into any arrangement (other than pursuant to the LaGrange Documents) with any Person (other than Subsidiaries of the Borrower) providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt does not exceed $175,000,000.

                  7.11. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

                  7.12. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure obligations under this Agreement or the other Loan Documents (regardless of amount) other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) pursuant to Contractual Obligations assumed in connection with Investments (but not created in contemplation thereof) so long as the maximum aggregate liabilities of Holdings, the Borrower and its Subsidiaries pursuant thereto do not exceed $10,000,000 at any time, (d) any indenture (or similar agreement) and any other document or instrument governing Indebtedness of Holdings permitted hereby, or Indebtedness of a Qualified Parent Company, so long as such restrictions are no more onerous than those contained in the CCH Senior Note Indenture (other than restrictions based on satisfying a leverage ratio condition), (e) the prohibitions and limitations on the LaGrange Entities pursuant to the LaGrange Documents, (f) pursuant to agreements governing Indebtedness assumed in connection with the acquisition of any Person that becomes a Subsidiary pursuant to Section 7.7(f) or (h) so long as such Indebtedness is permitted under Section 7.2(g) or (m) and such Indebtedness was not created or incurred in contemplation of such acquisition and such restrictions apply only to such acquired Subsidiary and its Subsidiaries, (g) as contained in the documents governing Indebtedness permitted under Section 7.2(h) as in effect on the Restatement Effective Date, (h) as contained in the CCO Senior Note Indenture as in effect on the Restatement Effective Date, (i) as contained in the Avalon Indenture as in effect on the Restatement

Effective Date, (j) customary provisions in leases and licenses entered into in the ordinary course of business consistent with past practices or as required in any franchise permit and (k) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restriction applies solely to the assets to be so Disposed.

                  7.13. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary in a transaction otherwise permitted by this Agreement, (iii) any restrictions referred to in clauses (a), (b) and (c) above contained in the CCH Senior Note Indenture or in any other document governing the issuance of notes or other securities in a private placement or a registered securities offering (including those of a Qualified Parent Company) so long as such restrictions, are no more onerous than those contained in the CCH Senior Note Indenture (other than restrictions based on satisfying a leverage ratio condition or equity proceeds and capital contributions baskets), (iv) the encumbrances and restrictions on the LaGrange Entities pursuant to the LaGrange Documents, (v) any restrictions contained in documents governing Indebtedness permitted under Section 7.2(f), 7.2(j) or 7.2(m) so long as such restrictions are no more onerous than those contained in the Loan Documents, (vi) any restrictions contained in agreements governing Indebtedness assumed in connection with the acquisition of any Person that becomes a Subsidiary pursuant to Section 7.7(f) or (h) so long as such Indebtedness is permitted under Section 7.2(g) or (m) and such Indebtedness was not created or incurred in contemplation of such acquisition and such restrictions apply only to such acquired Subsidiary and its Subsidiaries, (vii) restrictions contained in the documents governing Indebtedness permitted under Section 7.2(h) as in effect on the Restatement Effective Date, (viii) restrictions contained in the CCO Senior Note Indenture as in effect on the Restatement Effective Date, (ix) restrictions contained in the Avalon Indenture as in effect on the Restatement Effective Date, (x) restrictions contained in the organizational documents of Helicon and other documents governing the Helicon Preferred Stock as in effect on the Restatement Effective Date, (xi) restrictions contained in the organizational documents of CC VIII, LLC, and other documents governing the CCVIII Interest, (xii) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restriction applies solely to the assets to be so Disposed, (x) customary anti-assignment provisions in leases and licenses entered into in the ordinary course of business consistent with past practices or as required in any franchise permit, and (xi) restrictions governing Indebtedness permitted under Section 7.2(e) to the extent prohibiting transfers of the assets financed with such Indebtedness.

                  7.14. Lines of Business; Holding Company Status. (a) Enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are significantly engaged on the Restatement Effective Date and (ii) businesses which are reasonably similar or related thereto or reasonable extensions thereof but not, in the case of this clause (ii), in the aggregate, material to the overall business of the Borrower and its Subsidiaries (collectively, "Permitted Lines of Business"), provided, that, in any event, the Borrower and its Subsidiaries will continue to be primarily engaged in the businesses in which they are primarily engaged on the Restatement Effective Date.

                  (b) In the case of the Borrower, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests of other Persons (including cash management and related investing activities) or (ii) own, lease, manage or otherwise operate any properties or assets other than (x) Equity Interests of other Persons (including cash management and related investing activities), (y) Intercompany Notes and (z) temporary ownership of assets (pending contribution to a Subsidiary Guarantor) that constitute Collateral in which the Administrative Agent has a perfected first priority security interest.

                  (c) In the case of Holdings, (i) conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower or of any other Person, (ii) own, lease, manage or otherwise operate any properties or assets other than Equity Interests of the Borrower, Intercompany Notes, Indebtedness owing by any Person and the Equity Interests of any other Person, (iii) incur any obligations or liabilities other than obligations under the Loan Documents, Indebtedness under Section 7.2(j) or
(l) and other customary obligations incidental to its existence and ownership and liabilities and obligations related to the purchase or ownership of Indebtedness that it is not prohibited from purchasing or owning pursuant to any Loan Document or (iv) use any proceeds or amounts received from the Borrower or any of its Subsidiaries for purposes of enabling it to effect any transaction prohibited under Section 7.7(h)(ii).

                  (d) In the case of Charter Communications Operating Capital Corp., (i) conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in any business or operations, (ii) own, lease, manage or otherwise operate any properties or assets or (iii) incur any obligations or liabilities other than obligations under the Loan Documents, Indebtedness under
Section 7.2(f) or (l) and other customary obligations incidental to its existence.

                  7.15. Investments in the Borrower. In the case of Holdings, make any Investment in the Borrower other than in the form of a capital contribution, a loan so long as such loan is evidenced by a note and pledged to the Administrative Agent pursuant to the CCO Guarantee and Collateral Agreement or a Guarantee Obligation in respect of any obligation of the Borrower.

                          SECTION 8. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

                  (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                  (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.10 or Section 7 of this Agreement or Sections 6.4 and 6.5(b) of any Guarantee and Collateral Agreement; or

                  (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

                  (e) Holdings, the Borrower or any of its Subsidiaries shall
         (i) default in making any payment of any principal of any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that, a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to such Indebtedness the outstanding aggregate principal amount of which exceeds $50,000,000; or

                  (f) any Designated Holding Company other than Holdings shall
         (i) default in making any payment of any principal of any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness) on the scheduled or original due date with respect thereto or (ii) default in making any payment of any interest on any such Indebtedness or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, if such default or other event or condition, in each case with respect to this clause (ii), results in the acceleration of such Indebtedness prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) causes such Indebtedness to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i) or
         (ii) of this paragraph (f) shall have occurred and be continuing with respect to such Indebtedness the outstanding aggregate principal amount of which exceeds $200,000,000; or

                  (g) (i) any Designated Holding Company, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action
         (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of their assets or any Designated Holding Company, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Designated Holding Company, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause
         (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Designated Holding Company, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Designated Holding Company, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) any Designated Holding Company, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (h) (i) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (iv) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                  (i) one or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (j) any Guarantee and Collateral Agreement shall cease, for any reason (other than the gross negligence or willful misconduct of the Administrative Agent), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any Guarantee and Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than in connection with releases in accordance with Section 10.14); or

                  (k) (i) the Paul Allen Group shall cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests having at least 35% (determined on a fully diluted basis) of the ordinary voting power for the management of the Borrower; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Paul Allen Group has the power, directly or indirectly, to vote or direct the voting of Equity Interests having more than 35% (determined on a fully diluted basis) of the ordinary voting power for the management of the Borrower, unless the Paul Allen Group has the power, directly or indirectly, to vote or direct the voting of Equity Interests having a greater percentage (determined on a fully diluted basis) of the ordinary voting power for the management of the Borrower than such "person" or "group", (iii) a Specified

         Change of Control shall occur; (iv) the Borrower shall cease to be a direct Wholly Owned Subsidiary of Holdings (other than in connection with an issuance or sale of Equity Interests in the Borrower to CCH; provided that (x) such Equity Interests are contributed to Holdings on the date of such issuance and (y) no DHC Default shall have occurred and be continuing or result therefrom); or (v) prior to the Additional Credit Support Compliance Date, Silo Holdco shall cease to be a direct Wholly Owned Subsidiary of the Borrower; or

                  (l) the Borrower or any of its Subsidiaries shall have received a notice of termination or suspension with respect to any of its CATV Franchises or CATV Systems from the FCC or any Governmental Authority or other franchising authority or the Borrower or any of its Subsidiaries or the grantors of any CATV Franchises or CATV Systems shall fail to renew such CATV Franchises or CATV Systems at the stated expiration thereof if the percentage represented by such CATV Franchises or CATV Systems and any other CATV Franchises or CATV Systems which are then so terminated, suspended or not renewed of Consolidated Operating Cash Flow for the 12-month period preceding the date of the termination, suspension or failure to renew, as the case may be, (giving pro forma effect to any acquisitions or Dispositions that have occurred since the beginning of such 12-month period as if such acquisitions or Dispositions had occurred at the beginning of such 12-month period), would exceed 10%, unless (i) an alternative CATV Franchise or CATV System in form and substance reasonably satisfactory to the Required Lenders shall have been procured and come into effect prior to or concurrently with the termination or expiration date of such terminated, suspended or non-renewed CATV Franchise or CATV System or (ii) the Borrower or such Subsidiary continues to operate and retain the revenues received from such systems after the stated termination or expiration and is engaged in negotiations to renew or extend such franchise rights and obtains such renewal or extension within one year following the stated termination or expiration, provided that such negotiations have not been terminated by either party thereto, such franchise rights or the equivalent thereof have not been awarded on an exclusive basis to a third Person and no final determination (within the meaning of Section 635 of the Communications Act of 1934, as amended) has been made that the Borrower or such Subsidiary is not entitled to the renewal or extension thereof; or

                  (m) the events described in clauses (i) and (ii) of the definition of "Avalon Guarantee and Pledge Date" shall fail to occur on the earlier of (i) the date that is 45 days after the Guarantee and Pledge Date and (ii) if the Guarantee and Pledge Date occurs in respect of financial results for any of the Borrower's first three fiscal quarters in any fiscal year, the date that is 10 days prior to the end of the next succeeding fiscal quarter; or

                  (n) DHC Debt (excluding any DHC Debt that has been defeased in accordance with the terms thereof) in an aggregate amount in excess of $500,000,000 shall remain outstanding on the date that is three months prior to the stated maturity of such Indebtedness; or

                  (o) except as required or otherwise expressly permitted in this Agreement, in the case of any Designated Holding Company, any Non-Recourse Subsidiary, the Borrower or any of its Subsidiaries, (i) fail to satisfy customary formalities with respect to organizational separateness, including, without limitation, (A) the maintenance of separate books and records and (B) the maintenance of separate bank accounts in its own name; (ii) fail to act solely in their own names or the names of their managers and through authorized officers and agents;
         (iii) in the case of the Borrower or any of its Subsidiaries, make or agree to make any payment to a creditor of any Designated Holding Company or any Non-Recourse Subsidiary in its capacity as such; (iv) commingle any money or other assets of any Designated Holding Company or any Non-Recourse Subsidiary with any money or other assets of the Borrower or any of its Subsidiaries; or (v) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of each Designated Holding Company or each Non-Recourse Subsidiary from the Borrower and its Subsidiaries being ignored under any circumstance, and such failure, action, agreement, event, condition or circumstance described in any clause of this paragraph (o) shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

                  (p) prior to the occurrence of the Additional Credit Support Compliance Date, CCH, Holdings, the Borrower or any of its Subsidiaries shall take any action, engage in any transaction or incur any obligation or permit any Restricted Subsidiary (as defined in the CCH Senior Note Indenture) of CCH to take any action, engage in any transaction or incur any obligation that CCH or any of its Restricted Subsidiaries could not take, engage in or incur without having satisfied the Leverage Condition;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                  Notwithstanding anything to the contrary herein, no Default or Event of Default shall be deemed to occur pursuant to Section 8(e) or 8(f), and no DHC Default shall be deemed to occur, due to the existence of (a) a "Default" or "Event of Default" under any indenture as in effect on the Restatement Effective Date governing DHC Debt, or any acceleration of, or any attempt to accelerate, such DHC Debt, in each case resulting solely from the existence of the provisions contained in Section 7 of the Senior Note Intercreditor Agreement, or (b) any cross-default, cross-acceleration or similar provision in any Indebtedness of any Qualified Parent Company that is applicable, or is invoked, solely as a result of the circumstances described in clause (a) above, in each case so long as (i) the Borrower is in compliance with the provisions of Section 11.04 of the CCO Senior Note Indenture and (ii) no enforcement action against the assets of Holdings, the Borrower or any of its Subsidiaries by or on behalf of the holders of any such DHC Debt has occurred in respect of any judgment, decree or similar pronouncement, interim, final or otherwise, in connection with the foregoing, unless such enforcement action has been effectively stayed within 30 days from the entry thereof; provided, that a Default and an Event of Default shall nevertheless be deemed to be in existence if (x) the Second Lien Guarantees (as defined in the Senior Note Intercreditor Agreement) are not automatically released ab initio at the time and in the manner contemplated by Section 11.04 of the CCO Senior Note Indenture or (y) substantially concurrently with such release, any acceleration or attempted acceleration described above is not rescinded. It is understood that this paragraph does not apply to any cross-default, cross-acceleration or similar provision in any Indebtedness other than Indebtedness of any Qualified Parent Company.

                             SECTION 9. THE AGENTS

                  9.1. Appointment. (a) Each Lender hereby agrees that: (i) any requirement of prior notice under Section 9.9 of the Existing Credit Agreement for the resignation of Bank of America, N.A. as Funding Agent under the Existing Credit Agreement and the Loan Documents (as defined therein) is waived and, immediately upon the occurrence of the Restatement Effective Date, the resignation of Bank of America, N.A. as Funding Agent and as Swingline Lender shall be become effective, provided, that notwithstanding the provisions of such
Section 9.9, Bank of America shall continue to be an Issuing Lender as provided herein; (ii) immediately upon the occurrence of the Restatement Effective Date,
(A) the Funding Agent shall no longer act as "collateral agent" as contemplated by Section 9.1(c) of the Existing Credit Agreement and each Lender hereby authorizes and instructs the Funding Agent to assign, transfer and deliver all Collateral, including all Liens thereon and all rights, responsibilities and obligations with respect thereto, to the Administrative Agent under the CCO Guarantee and Collateral Agreement as reasonably requested by the Administrative Agent, and (B) except as provided in the foregoing clause (A), the Funding Agent shall be released from all duties, responsibilities, obligations and liabilities with respect to the Collateral and any other matter relating to its acting or having acted as "collateral agent"; and (iii) with respect to any matters arising on or before the Restatement Effective Date or any matters relating to the amendment and restatement of the Existing Credit Agreement, Bank of America, N.A., in its capacity as Funding Agent under the Existing Credit Agreement and the Loan Documents (as defined therein), shall be treated as an Agent for all purposes of this Section 9 and shall be entitled to all of rights and benefits of an Agent under this Section 9.

                  (b) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                  9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

                  9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                  9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the

Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do
so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                  9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                  9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative

Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                  9.10. Documentation Agents and Syndication Agents. The Documentation Agents and Syndication Agents shall have no duties or responsibilities hereunder in their capacity as such.

                           SECTION 10. MISCELLANEOUS

                  10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender directly affected thereby; (ii) eliminate or reduce any voting rights under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the CCO Guarantee and Collateral Agreement (in each case except in connection with Dispositions consummated or approved in accordance with the other terms of this Agreement), in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent;
(v) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or (vi) amend, modify or waive any provision of Section 3 without the written consent of each affected Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. It is understood that, with respect to any voting required by this Section 10.1, all members of a particular Specified Intracreditor Group shall vote as a single unit.

                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Tranche B Term Loans ("Refinanced Term Loans") with a replacement "B" term loan tranche hereunder ("Replacement Term Loans"), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

                  10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

        Any Loan Party:                 c/o Charter Communications Holdings, LLC
                                        12405 Powerscourt Drive
                                        St. Louis, Missouri 63131
                                        Attention: Eloise E. Schmitz
                                        Telecopy: (314) 965-6492
                                        Telephone: (314) 543-2474

        The Administrative Agent:       JPMorgan Chase Bank
                                        1111 Fannin Street, 10th Floor
                                        Houston, Texas 77002
                                        Attention: Shadia Aminu
                                        Telecopy: (713) 750-2358
                                        Telephone: (713) 750-7933

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

                  10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                  10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver or forbearance of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights, privileges, powers or remedies under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent, together with any special or local counsel, to the Administrative Agent and not more than one other firm of counsel to the Lenders, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) if any Event of Default shall have occurred, to pay or reimburse all reasonable fees and expenses of a financial advisor engaged on behalf of, or for the benefit of, the Agents and the Lenders accruing from and after the occurrence of such Event of Default, (e) to pay, indemnify, and hold each Lender, each Agent, their advisors and affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, and (f) to pay, indemnify, and hold each Indemnitee harmless from and against any actual or prospective claim, litigation, investigation or proceeding relating to any of the matters described in clauses (a) through (d) above, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding, and regardless of whether such claim, investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether or not any Indemnitee is a party thereto and whether or not the Restatement Effective Date has occurred) and the reasonable fees and expenses of legal counsel in connection with any such claim, litigation, investigation or proceeding (all the foregoing in clauses (e) and (f), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Eloise E. Schmitz (Telephone No. (314) 543-2474) (Telecopy No. (314) 965-6492), at the address of the
Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                  10.6. Successors and Assigns; Participations and Assignments.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

                  (b)(i) Subject to the conditions set forth in paragraph
(b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

                  (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to (I) a Lender, an affiliate of a Lender, an Approved Fund (as defined below), other than in the case of any assignment of a Revolving Commitment to an Assignee that is not already a Revolving Lender, or (II) if an Event of Default has occurred and is continuing, any other Person; and

                  (B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

                  (ii) Assignments shall be subject to the following additional conditions:

                  (A) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans under any Facility, (x) the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of the Revolving Facility ($1,000,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund) or, $1,000,000 in the case of the Term Facilities ($250,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund) and (y) the Aggregate Exposure of such assigning Lender shall not fall below $3,000,000 in the case of the Revolving Facility ($1,000,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund) or $1,000,000 in the case of in the case of the Term Facilities ($250,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved
         Fund), unless, in each case, each of the Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

                  (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                  (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

                  For the purposes of this Section 10.6, "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                  (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

                  (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such

Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17,
2.18 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

                  (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).

                  (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

                  (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

                  (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

                  10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                  10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.10. Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  10.12. Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                  10.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among Holdings the Borrower and the Agents and the Lenders.

                  10.14. Release of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) and is hereby required to promptly take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below. Any such release of Collateral may be effected pursuant to a Release or such other documentation as shall be reasonably acceptable to the Administrative Agent.

                  (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than (i) obligations under or in respect of Hedge Agreements and (ii) contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreements, and the Guarantee and Collateral Agreements and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreements shall terminate, all without delivery of any instrument or performance of any act by any Person.

                  10.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender or any Approved Fund, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or
(j) to any creditor or direct or indirect contractual counterparty in swap agreements or such creditor or contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.14).

                  10.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  10.17. Master Assignment Agreements. Each Lender identified as an "Assignor" or an "Assignee" in any Master Assignment Agreement hereby agrees to all of the terms and conditions of such Master Assignment Agreement applicable to it and, by becoming a party to this Agreement, becomes a party to such Master Assignment Agreement.

                  10.18. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

                  10.19. Waivers and Consents under the Existing Credit Agreement. Each Lender hereby waives the provisions of Section 2.7, Section 2.8 and Section 2.15(a), (b) and (c) of the Existing Credit Agreement. In connection therewith, each Lender consents and agrees that (i) no prior notice shall be required to be given to Bank of America, N.A. as Funding Agent, to (A) terminate Revolving Commitments under the Existing Credit Agreement or (B) prepay Loans under the Existing Credit Agreement so long as the Borrower pays all amounts required to be paid under Section 2.18 thereof, and (ii) payments of principal, fees and interest in respect of any Loans or Revolving Commitments and reductions or terminations of any Revolving Commitments under the Existing Credit Agreement shall not be required to be made by the Borrower pro rata or applied by Bank of America, N.A., as Funding Agent, pro rata as set forth in
Section 2.15(a), (b) and (c) thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        CCO HOLDINGS, LLC

                                        By: /s/ Eloise Schmitz
                                           -----------------------------------
                                           Name: Eloise E. Schmitz
                                           Title: Vice President

                                        CHARTER COMMUNICATIONS OPERATING, LLC

                                        By: /s/ Eloise Schmitz
                                           -----------------------------------
                                           Name: Eloise E. Schmitz
                                           Title: Vice President

                                        JPMORGAN CHASE BANK, as Administrative
                                        Agent and as a Syndication Agent

                                        By: /s/ Edmond DeForest
                                           -----------------------------------
                                           Name: Edmond DeForest
                                           Title: Vice President

                                        BANK OF AMERICA, N.A., as a Syndication
                                        Agent

                                        By: /s/ F.A. Zagar
                                           -----------------------------------
                                           Name: F.A. Zagar
                                           Title: Managing Director

                                        CITICORP NORTH AMERICA, INC., as a
                                        Syndication Agent

                                        By: /s/ Maureen Marondy
                                           -----------------------------------
                                           Name: Maureen Marondy
                                           Title: Director

                                        CREDIT SUISSE FIRST BOSTON, acting
                                        through its Cayman Island Branch, as
                                        a Syndication Agent

                                        By: /s/ Bill O'Daly /s/ Doreen Welch
                                           ---------------------------------
                                           Name: Bill O'Daly    Doreen Welch
                                           Title: Director       Associate

                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as a Documentation Agent

                                        By: /s/ Steven J. Hede
                                           ---------------------------------
                                           Name: Steven J. Hede
                                           Title: Duly Authorized Signatory

                                        CREDIT LYONNAIS NEW YORK BRANCH, as a
                                        Documentation Agent

                                        By: /s/ Stephanie Ducroizet
                                           ---------------------------------
                                           Name: Stephanie Ducroizet
                                           Title: Vice President

                                        DEUTSCHE BANK SECURITIES, INC., as a
                                        Documentation Agent

                                        By: /s/ Sun Jan Yung
                                           ---------------------------------
                                           Name: Sun Jan Yung
                                           Title: Director